Exhibit 10.1

CONTRIBUTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

EV PROPERTIES, L.P.,

MAGNOLIA OIL & GAS PARENT LLC,

MAGNOLIA OIL & GAS CORPORATION

and

HARVEST OIL & GAS CORP.

dated

August 20, 2018

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4.18	Payments for Production	16
4.19	Payout Status	16
4.20	Governmental Authorizations	16
4.21	Leases; Surface Rights	16
4.22	Wells	16
4.23	Ownership of Assets	17
4.24	Completeness of the Assets	17
4.25	Insurance	17
4.26	Credit Support	17
4.27	Indebtedness	17
4.28	Securities Laws	17
4.29	Acquired Entity	17
4.30	No Other Representations and Warranties	18

	Article V
	REPRESENTATIONS AND WARRANTIES OF COMPANY AND PUBCO

5.1	Organization, Existence, and Qualification	18
5.2	Authority, Approval, and Enforceability	18
5.3	No Conflicts	19
5.4	Consents	19
5.5	Capital Structure	19
5.6	SEC Documents	20
5.7	Listing	21
5.8	Bankruptcy	21
5.9	Litigation	21
5.10	Independent Evaluation	22
5.11	Accredited Investor	22
5.12	Qualification as Operator	22
5.13	Brokers’ Fees	22

	Article VI
	CERTAIN AGREEMENTS

6.1	Conduct of Business	22
6.2	Credit Support	24
6.3	Record Retention	24
6.4	Lock-Up	25
6.5	Registration Rights.	25
6.6	NYSE Listing	28
6.7	Financial Statements	28
6.8	Assignment	30

	Article VII
	COMPANY’S AND PUBCO’S CONDITIONS TO CLOSING

7.1	Representations and Warranties	30
7.2	Performance	31
7.3	No Injunctions	31
7.4	Closing Deliverables	31

	Article VIII
	CONTRIBUTOR’S CONDITIONS TO CLOSING

8.1	Representations and Warranties	31
8.2	Performance	31
8.3	No Injunctions	31
8.4	Closing Deliverables	31

	Article IX

9.1	Date of Closing	32
9.2	Place of Closing	32
9.3	Closing Obligations	32
9.4	Records	33
9.5	Subsequent Closings	34

	Article X

10.1	Contributor’s Title	34
10.2	Disclaimers	34
10.3	NORM, Asbestos, Wastes, and Other Substances	36
10.4	Casualty Loss	36
10.5	Consents to Assign	37

	Article XI

11.1	Assumed Obligations; Specified Obligations; Retained Obligations	39
11.2	Indemnities of Contributor	39
11.3	Indemnities of Company	40
11.4	Limitation on Liability	40
11.5	Express Negligence	41
11.6	Exclusive Remedy	42
11.7	Indemnification Procedures	42
11.8	Survival	44
11.9	Waiver of Right to Rescission	45
11.10	Insurance	46
11.11	Non-Compensatory Damages	46
11.12	Disclaimer of Application of Anti-Indemnity Statutes	46
11.13	Treatment of Payments	46
11.14	Guarantee	46

	Article XII
	TERMINATION, DEFAULT, AND REMEDIES

12.1	Right of Termination	47
12.2	Effect of Termination	48
12.3	Return of Documentation and Confidentiality	49

	Article XIII
	MISCELLANEOUS

13.1	Annexes, Exhibits, and Schedules	49
13.2	Expenses and Taxes	49
13.3	Assignment	51
13.4	Preparation of Agreement	51
13.5	Confidentiality.	51
13.6	Notices	52
13.7	Further Cooperation	53
13.8	Filings, Notices, and Certain Governmental Approvals	53
13.9	Entire Agreement; Conflicts	54
13.10	Parties in Interest	54
13.11	Amendment	54
13.12	Waiver; Rights Cumulative	54
13.13	Governing Law; Jurisdiction	55
13.14	Severability	56
13.15	Counterparts	56
13.16	Specific Performance	56
13.17	Time is of the Essence	56

LIST OF EXHIBITS AND SCHEDULES:

Annex I	―	Defined Terms

Exhibit A	―	Leases
Exhibit B	―	Wells
Exhibit C	―	Surface Rights
Exhibit D	―	Gathering Systems
Exhibit E	―	Personal Property
Exhibit F	―	Excluded Assets
Exhibit G	―	Asset Assignment
Exhibit H	―	Designated Area
Exhibit I	―	Form of Membership Assignment
Exhibit J	―	Target Depths

Schedule 1.1	―	Liens
Schedule 4.6	―	Consents
Schedule 4.8	―	Litigation
Schedule 4.9(a)	―	Material Contracts
Schedule 4.9(b)	―	Material Contracts – Defaults, Etc.
Schedule 4.10	―	Violation of Laws
Schedule 4.11	―	Preferential Purchase Rights
Schedule 4.13	―	Imbalances
Schedule 4.14	―	Current Commitments
Schedule 4.16	―	Brokers’ Fees
Schedule 4.17	―	Environmental Matters
Schedule 4.19	―	Payout Balance
Schedule 4.20	―	Governmental Authorizations
Schedule 4.21(a)	―	Leases – Defaults
Schedule 4.21(c)	―	Leases – Lease Maintenance Payments
Schedule 4.22(b)	―	Plugging and Abandoning Obligations
Schedule 4.25	―	Insurance
Schedule 4.26	―	Credit Support
Schedule 4.27	―	Indebtedness
Schedule 5.5(b)	―	Capital Structure
Schedule 6.1	―	Conduct of Business
Schedule I-1(a)	―	Contributor’s Knowledge Persons
Schedule I-1(b)	―	Company’s Knowledge Persons

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CONTRIBUTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

This CONTRIBUTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is executed as of this 20th day of August, 2018 (the “Execution Date”), and is by and among (i) EV Properties, L.P., a Delaware limited partnership (“Contributor”), and Harvest Oil & Gas Corp., a Delaware corporation (the “Guarantor”), on the one part, and (ii) Magnolia Oil & Gas Parent LLC, a Delaware limited liability company (the “Company”), and Magnolia Oil & Gas Corporation, a Delaware corporation (“PubCo”), on the other part. Contributor, Guarantor, Company and PubCo may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Contributor owns all of the issued and outstanding membership interests (the “Membership Interests”) and is the sole member of Harvest Gid-Kar LLC, a Delaware limited liability company (the “Acquired Entity”);

WHEREAS, immediately prior to the Closing, Contributor shall contribute the Assets (as defined herein after) to the Acquired Entity pursuant to the terms and conditions of that certain Asset Assignment attached hereto as Exhibit G (the “Asset Assignment”); and

WHEREAS, subject to the terms and conditions of this Agreement, Contributor desires to contribute and assign to Company, and Company desires to acquire from Contributor, the Membership Interests.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants, and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

1.1         Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

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1.2         Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns.

Article II
CONTRIBUTION

2.1         Contribution. Subject to the terms and conditions of this Agreement, at the Closing, Contributor shall contribute, and the Company shall acquire and accept from Contributor, the Membership Interests pursuant to the terms and conditions of the Membership Assignment. Immediately prior to the Closing, Contributor contributed all of Contributor’s collective right, title and interest in and to the following assets (such assets, less and except the Excluded Assets, collectively, the “Assets”) pursuant to the terms and conditions of the Asset Assignment:

(a)          all oil and gas and/or other Hydrocarbon leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests or other similar interests located in the Designated Area, including those leases and interests set forth on Exhibit A, together with any and all other right, title, and interest of Contributor in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants, and obligations set forth in such leases or interests, and all other interests of Contributor of any kind or character in such leases (the “Leases”);

(b)          (i) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit B, the “Wells”), and all Hydrocarbons produced from or allocated to the Wells in storage or existing in pipelines, plants and tanks (including inventory and line fill), and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocated to the Wells at or after the Effective Time, and (ii) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit B, the “Other Wells”), in each case, located on any of the Leases or on any other lease with which any such Lease has been pooled or unitized, whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

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(c)          all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases, Wells or Other Wells and the units created thereby (the “Units”);

(d)          all Applicable Contracts and all rights thereunder;

(e)          all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements and rights-of-way to the extent used or held for use in connection with the ownership or operation of any of the other Assets, including those set forth on Exhibit C (such rights, including the rights set forth on Exhibit C, the “Surface Rights”);

(f)           all flowlines, pipelines, gathering, processing or treating systems and appurtenances thereto or used or held for use in connection with the operation of the Leases, Units or Wells, including those set forth on Exhibit D;

(g)          all structures, equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, vehicles, field offices, pipe yards, salt water disposal facilities, utility lines and transmission equipment, SCADA Equipment, computer and automation equipment, telecommunications equipment, field radio telemetry, and associated frequencies and licenses, pressure transmitters, central processing equipment, facilities and other tangible personal property and improvements located on any of the other Assets or used or held for use in connection with the operation of any of the other Assets or the production of Hydrocarbons therefrom, and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on any of the other Assets or that is used or held for use in connection therewith, including those set forth on Exhibit E (collectively, the “Personal Property”);

(h)          (i) to the extent that they may be assigned without payment of a fee or other penalty (unless Company has agreed in writing to pay such fee or accept such penalty), all non-proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data and information, and (ii) all proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data and information, in each case, to the extent relating to the other Assets;

(i)           all Imbalances relating to the Assets to the extent listed on Schedule 4.13 or for which Company has received a Consideration adjustment pursuant to Section 3.2(a)(iii);

(j)           except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Contributor has an indemnification obligation under this Agreement with respect thereto), all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable and other receivables and general intangibles, in each case, attributable to the Assets with respect to periods of time at and after the Effective Time, and (ii) liens and security interests in favor of Contributor or its Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets or to the extent arising in favor of Contributor or its Affiliates as to the non-operator of any other Asset;

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(k)          except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Contributor has an indemnification obligation under this Agreement with respect thereto), all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Contributor or any of its Affiliates (i) arising at or after the Effective Time to the extent such rights, claims, and causes of action relate to any of the other Assets, and/or (ii) relating to the Assumed Obligations; and

(l)           originals (to the extent available or otherwise copies of) of all files, records, information, data, interpretations, books and reports, whether written or electronically stored, to the extent relating to the Assets in Contributor’s or any of its Affiliates’ possession (but excluding any files, records, information, or data to the extent pertaining to the Excluded Assets), including: (i) land and title records (including abstracts of title and title opinions); (ii) Applicable Contract files; (iii) operations records, including open hole and cased hole logs, cores or core analyses, seismic data and reports, (iv) environmental, production, and accounting records; (v) facility and well records; and (vi) correspondence (collectively, “Records”).

2.2         Excluded Assets. Contributor shall reserve and retain all of the Excluded Assets.

2.3         Revenues and Expenses.

(a)          Subject to the provisions hereof, Contributor shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and all other income, proceeds, receipts, and credits) and shall remain responsible (by payment, through the adjustments to the Consideration hereunder or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Company shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible (by payment, through the adjustments to the Consideration hereunder, or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.

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(b)          As used herein, the term “Property Expenses” shall mean all operating expenses and all capital expenditures, in each case, incurred in the ordinary course of business (and with respect to Property Expenses incurred from and after the Execution Date, in accordance with this Agreement) in the drilling, completion, ownership, and operation of the Assets (including costs of insurance, shut-in payments, and royalty payments; title examination incurred in connection with drilling new Wells; gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Assets; bonuses, brokers fees, and overhead costs charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, and any overhead costs charged or chargeable to the Assets under the relevant services agreement but only to the extent such charges are consistent with overhead costs typically charged or chargeable under a joint operating agreement (all such overhead costs and expenses not to exceed, in the aggregate, $182,372 in any calendar month) and excluding, for the avoidance of doubt, any additional costs charged or chargeable under such services agreement that are not consistent with costs typically charged or chargeable under a joint operating agreement, in each case, of the foregoing paid or payable to Third Parties, but excluding (x) any Taxes and (y) any expenses or amounts charged by Contributor to the Assets in respect of its overhead; provided that “Property Expenses” shall not include (and Contributor shall be solely responsible for) any (i) Retained Obligations or Specified Obligations, (ii) bonuses, brokers fees, and other lease acquisition costs incurred prior to the Closing Date or related to any Lease or Well listed on Exhibit A or Exhibit B hereto, or (iii) costs and expenses incurred in connection with curing any breach or purported breach of this Agreement. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

2.4         Procedures. For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3, (a) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field, and (b) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported. Likewise, as used herein, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards.

Article III
CONSIDERATION

3.1         Consideration.

(a)          The aggregate consideration for the Membership Interests shall consist of (i) an amount in cash equal to $135,000,000 (the “Cash Consideration”) and (ii) 4,200,000 shares of newly-issued PubCo Class A Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), as adjusted in accordance with this Agreement (the “Adjusted Consideration”); provided that all such adjustments at or following Closing shall be made solely by adjusting the Cash Consideration.

(b)          At the Closing, PubCo shall contribute and issue, as applicable, the Stock Consideration to Company. Any shares issued as part of the Stock Consideration shall be made via book entry issuance bearing customary legends noting that such securities constitute restricted securities under the Securities Act.

(c)          Notwithstanding any other provision hereof, no fractional shares of PubCo Class A Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Transactions. Any such fractional share of PubCo Class A Common Stock shall be cancelled, and such holder thereof shall not be entitled to any additional consideration in exchange for such fractional share of PubCo Class A Common Stock. The Parties acknowledge and agree that any such fractional shares of PubCo Class A Common Stock have no fair value for purposes of Section 155 of the Delaware General Corporation Law (the “DGCL”).

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3.2         Adjustments to Consideration. All adjustments to the Consideration shall be (x) made in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP, (y) made without duplication (in this Agreement or otherwise), and (z) to the extent practicable, allocated among the Assets in a manner consistent with Section 3.6. Without limiting the foregoing, the Consideration shall be adjusted as follows:

(a)          The Cash Consideration shall be adjusted upward by the following amounts (without duplication):

(i)          an amount equal to, to the extent that such amount has been received by Company and not remitted or paid to Contributor, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time);

(ii)         an amount equal to all Property Expenses paid by Contributor that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time;

(iii)        to the extent that Contributor either (x) is underproduced for Hydrocarbons or (y) has overdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the underproduced and/or overdelivered volumes times $3.00/Mcf for gaseous Hydrocarbons;

(iv)        the amount of all Asset Taxes allocated to Company in accordance with Section 13.2 but paid or payable by Contributor (for the avoidance of doubt, without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Contributor in connection with a transaction to which Section 3.2(b)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(b)(i)); and

(v)         any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Contributor and Company.

(b)          The Cash Consideration shall be adjusted downward by the following amounts (without duplication):

(i)          an amount equal to, to the extent that such amount has been received by Contributor and not remitted or paid to Company, all proceeds actually received by Contributor attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced from or allocable to the Assets during the period following the Effective Time, net of Burdens (other than Property Expenses taken into account pursuant to Section 3.2(a));

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(ii)         to the extent that Contributor either (x) is overproduced for Hydrocarbons or (y) has underdelivered any Hydrocarbons, in each case, as of the Effective Time as set forth in Schedule 4.13, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the overproduced and/or underdelivered volumes set forth on Schedule 4.13, times $3.00/Mcf for gaseous Hydrocarbons;

(iii)        the amount of all Asset Taxes allocated to Contributor in accordance with Section 13.2 but paid or payable by Company (without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Contributor in connection with a transaction to which Section 3.2(a)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(a)(i));

(iv)        an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties, and other similar interests (in each case) that are held by Contributor in suspense as of the Closing Date; and

(v)         any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Contributor and Company.

3.3         Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Contributor shall prepare and submit to Company for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Contributor’s estimate of the Adjusted Consideration, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Contributor’s account for the wire transfers of funds as required by Section 3.1. Within two (2) Business Days after Company’s receipt of the Preliminary Settlement Statement, Company shall deliver to Contributor a written report containing all changes that Company proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Contributor’s receipt of Company’s written report. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Consideration at Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Consideration at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Contributor to Company pursuant to this Section 3.3.

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3.4         Remittance of Cash; Final Settlement Statement.

(a)          On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Contributor and delivered to Company taking into account all final adjustments made to the Consideration and showing the resulting final Consideration (the “Final Consideration”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after Company’s receipt of the Final Settlement Statement, Company shall return to Contributor a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Contributor shall make available to Company such information and records of Contributor to the extent reasonably necessary for Company to verify and audit the adjustments set forth (or that should have been set forth) in Contributor’s draft Final Settlement Statement. Any changes not so specified in the Dispute Notice shall be deemed waived, and Contributor’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Company fails to timely deliver a Dispute Notice to Contributor containing changes Company proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Contributor will be deemed to be correct and will, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.2(d) or the Parties’ respective rights to indemnity under Article XI, be final and binding on the Parties and not subject to further audit or arbitration. If the Final Consideration set forth in the Final Settlement Statement is mutually agreed upon in writing by Contributor and Company, the Final Settlement Statement and the Final Consideration, shall, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.2(d) or the Parties’ respective rights to indemnity under Article XI, be final and binding on the Parties and not subject to further audit or arbitration. Any difference in the Adjusted Consideration as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Consideration shall be paid in cash by the owing Party within ten (10) Business Days after final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.4 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)          If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party.

3.5         Disputes. Contributor and Company shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Contributor and Company are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice by Company to Contributor, either Party may, upon notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 3.5. Within ten (10) Business Days of a matter being submitted to arbitration by a Party in accordance with the preceding sentence, each of Company and Contributor shall (a) summarize their position with regard to such dispute in a written document of twenty (20) pages or less and (b) submit such summaries to a nationally-recognized independent accounting firm as selected by mutual agreement of the Parties (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Arbitrator within ten (10) Business Days after a Party’s election to submit such matters to arbitration under this Section 3.5, then either such Party may request the Houston, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Accounting Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Contributor’s position or Company’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive, and binding on the Parties and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne equally between Contributor, on the one hand, and PubCo and Company, on the other hand.

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3.6         Allocated Values. The Parties agree that the Consideration shall be allocated among the Assets as set forth on Exhibit A and Exhibit B (the “Allocated Values”). The Parties agree that such allocation is reasonable and shall not take any position inconsistent therewith. Contributor, however, make no representation or warranty as to the accuracy of such values.

3.7         Tax Treatment and Consideration Allocation.

(a)          For U.S. federal income and any applicable state and local tax purposes, the Parties agree to treat the transfer of the Membership Interests by Contributor to Company as a taxable sale of the Assets by Contributor to Company for PubCo Class A Common Stock and Cash Consideration (and the assumption of any related Assumed Obligations).

(b)          The Parties shall file all income Tax Returns consistent with the tax treatment characterization described in Section 3.7(a), and no Party hereto shall take any position inconsistent with such tax treatment characterization unless otherwise required by a final “determination” (as defined in Section 1313(a) of the Code).

(c)          The Parties shall use commercially reasonable efforts to agree to an allocation of the Adjusted Consideration and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.4 (or if applicable, Section 3.5). If the Parties do not reach an agreement with respect to such an allocation, the Parties shall submit any such remaining disputed items to an Independent Accounting Firm who shall act as an arbitrator to determine only those items in dispute. Within thirty (30) days following submission to the Independent Accounting Firm, the Independent Accounting Firm will prepare and deliver a written determination to the Parties with respect to the allocation. The allocation agreed to by the Parties or determined by the Independent Accounting Firm shall become the final allocation (the “Allocation”). The parties (i) shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Consideration pursuant to this Agreement, and (ii) shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns and no Party shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim or similar proceeding in connection with such allocation.

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Article IV
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor represents and warrants to Company the following as of the Execution Date and as of the Closing Date:

4.1         Organization, Existence, and Qualification. Contributor is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. Contributor has all requisite limited partnership power and authority to own its property (including the Membership Interests) and to carry on its business as now conducted. Contributor is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect. The Acquired Entity is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. The Acquired Entity has all requisite limited liability company power and authority to own its property (including the Assets) and to carry on its business as now conducted. The Acquired Entity is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2         Authority, Approval, and Enforceability. Contributor has full limited partnership power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by Contributor of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by all necessary limited partnership action on the part of such Person. This Agreement is, and the Transaction Documents to which Contributor is a party when executed and delivered by such Person will be, the valid and binding obligations of such Person and enforceable against such Person in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3         Ownership of Membership Interests. The Membership Interests are owned of record and beneficially by Contributor free and clear of all Encumbrances, whether consensual or otherwise, except for those created by applicable securities Laws or contained in the Organizational Documents of the Acquired Entity or released at Closing. The consummation of Transactions will convey to Company good and valid title to the Membership Interests, and upon such assignment and transfer to Company, and Company’s execution of the Amended and Restated LLC Agreement of the Acquired Entity, Company will be the sole, lawful owner, beneficially and of record, of all of the Membership Interests, free and clear of all Encumbrances, except for those created by Company, applicable securities Laws, or contained in the Organizational Documents of the Acquired Entity. Contributor is not in default under any, or in material breach of any of the terms of, the Organizational Documents of the Acquired Entity, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, has occurred that would become a default or event of default by any Contributor under the Organizational Documents of the Acquired Entity.

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4.4         Capitalization. The Membership Interests represent all of the issued and outstanding membership interests of the Acquired Entity. The Membership Interests are validly issued, fully paid and non-assessable. Other than this Agreement, there are no limited liability company membership interests or other equity interests in the Acquired Entity issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Acquired Entity to issue, transfer or sell any limited liability company membership interests or any other equity interests, or any agreements, arrangements or understandings granting any Person any rights in the Acquired Entity similar to limited liability company membership interests or other equity interests. The Acquired Entity does not own, directly or indirectly, any capital stock of or other equity interests in any Person and there are no outstanding rights, options, warrants, calls, preemptive rights, convertible or exchangeable securities, subscriptions or other agreements pursuant to which the Acquired Entity is, or may be, obligated, to sell, issue or acquire any shares of capital stock of or equity interests.

4.5         No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery, and performance by Contributor of this Agreement and the Transaction Documents to which such Person is a Party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of such Person, (b) except for Permitted Encumbrances, result in a default or the creation of any material Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other Material Contract to which Contributor is a party and which affects the Assets, (c) violate in any material respect any judgment, order, ruling, regulation or decree applicable to Contributor as a party in interest, or (d) violate any Law applicable to Contributor, the Membership Interests or any of the Assets, except in the case of clauses (c) and (d), where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a Material Adverse Effect.

4.6         Consents. Except (a) as set forth on Schedule 4.6, and (b) for Customary Post-Closing Consents, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Contributor is required to obtain in connection with the transfer of the Assets by Contributor to the Acquired Entity pursuant to the Asset Assignment, or the consummation of the transactions contemplated by this Agreement by Contributor (each, a “Consent”).

4.7         Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Contributor’s Knowledge, threatened in writing against Contributor, the Acquired Entity or any of their respective Affiliates. Contributor and its Affiliates are not (and will not be upon consummation of the transactions contemplated hereby) insolvent. The transfer of the Membership Interests by Contributor hereunder, and Contributor’s commitment to its obligations under this Agreement and the Transaction Documents executed and delivered hereunder are not being made by Contributor with actual intent to hinder, delay, or defraud any current or former creditors of Contributor or its general partner. Contributor is receiving reasonably equivalent value and fair consideration for the Membership Interests transferred hereunder.

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4.8         Litigation. Except as set forth on Schedule 4.8, (a) there are no pending Proceedings against Contributor, the Acquired Entity or their respective Affiliates that relate to the Assets or to which the Assets are subject and, to Contributor’s Knowledge, no such Proceeding relating to the Assets or to which the Assets are subject has been threatened against Contributor, the Acquired Entity or their respective Affiliates or the Assets, and (b) there are no pending Proceedings against Contributor, the Acquired Entity or their respective Affiliates or to which the Assets are subject seeking to prevent the consummation of the transactions contemplated hereby or which is reasonably likely to materially impair or delay Contributor’s ability to perform its obligations under this Agreement and, to Contributor’s Knowledge, no such Proceeding has been threatened against Contributor, the Acquired Entity or their respective Affiliates or the Assets.

4.9         Material Contracts.

(a)          Schedule 4.9(a) sets forth, as of the Execution Date, all Applicable Contracts of the type described below (collectively, and together with the Other JOAs, the “Material Contracts”):

(i)          any Applicable Contract that can reasonably be expected to result in aggregate payments by Contributor (or after the Assignment, the Acquired Entity) of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)         any Applicable Contract that can reasonably be expected to result in aggregate revenues to Contributor (or after the Assignment, the Acquired Entity) of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)        any Applicable Contract for the sale, exchange, disposition, gathering, treatment, processing, storage, or transportation of Hydrocarbons produced after the Effective Time from or attributable to Contributor’s (or after the Assignment, the Acquired Entity’s) interest in the Assets that is not cancelable by Contributor without penalty or other material payment on not more than sixty (60) days’ prior written notice;

(iv)        any indenture, mortgage, loan, credit agreement, sale-leaseback or similar Applicable Contract that is secured with mortgages or liens on the Assets, and any forbearance agreements, waivers, extension letters or similar documents, agreements or instruments related thereto;

(v)         any Applicable Contract that constitutes a lease under which Contributor (or after the Assignment, the Acquired Entity) is the lessor or the lessee of Personal Property which lease (A) cannot be terminated by Contributor (or after the Assignment, the Acquired Entity) without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $100,000 (without regard to any increase in price) during the remainder of the current or any subsequent calendar year;

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(vi)        any joint operating agreement pursuant to which a horizontal well has been drilled within the thirty-six (36) month prior period (a “Horizontal JOA”) and any farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, or any similar Applicable Contract, in each case, with any remaining drilling, development, or other similar material obligations;

(vii)       any Applicable Contract between Contributor (or after the Assignment, the Acquired Entity) and any Affiliate of Contributor or the Acquired Entity that will not be terminated prior to or as of the Closing;

(viii)      any Applicable Contract that provides for an area of mutual interest that will remain in effect after the Effective Time;

(ix)         any Applicable Contract that contains non-compete restrictions or other similar restrictions that will remain in effect after the Effective Time;

(x)          any agreement to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets at or after the Effective Time, other than (A) conventional rights of reassignment arising in connection with Contributor’s (or after the Assignment, the Acquired Entity’s) surrender or release of any of the Assets, (B) preferential rights to purchase, which are addressed in Section 4.11, (C) Contracts governing the sale of Hydrocarbons, (D) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, (E) the Asset Assignment and (F) this Agreement;

(xi)         any Applicable Contract that is a seismic agreement or similar agreement;

(xii)        any Applicable Contract providing for any call upon or option to purchase Hydrocarbons with respect to the Assets or the processing thereof, in each case, after the Effective Time; and

(xiii)       any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing.

(b)          Except as set forth on Schedule 4.9(b), (i) there exists no material default under any Material Contract by Contributor (or after the Assignment, the Acquired Entity) or, to Contributor’s Knowledge, by any other Person that is a party to such Material Contract, (ii) no event has occurred within the twenty-four (24) month prior period that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Contributor (or after the Assignment, the Acquired Entity), and (iii) to Contributor’s Knowledge, no event has occurred during any period of time that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Contributor (or after the Assignment, the Acquired Entity) or any other Person that is a party to such Material Contract or give Contributor (or after the Assignment, the Acquired Entity) or any other party to any Material Contract the right to terminate or materially modify any Material Contract. Except as set forth on Schedule 4.9(b), within the twenty-four (24) month prior period, neither the Acquired Entity nor Contributor has received written notice of any material default under any Material Contract by the Acquired Entity or Contributor or any other Person that is a party to such Material Contract, in each case, that remains unresolved. To Contributor’s Knowledge, all Material Contracts are in full force and effect. Contributor has provided (or otherwise made available) to Company true, correct and complete copies of each Material Contract, and any and all material amendments, modifications, and supplements thereto. Except as otherwise indicated on Schedule 4.9(a) (which indicates only (x) Contracts that are farmin/farmout agreements that do not contain any material outstanding obligations, (y) joint operating agreements on customary industry terms and (z) mortgages that will be released at Closing), (A) to Contributor’s Knowledge, Contributor has provided (or otherwise made available) to Company true, correct, and complete copies of each Other JOA, and any and all material amendments, modifications, and supplements thereto and (B) Contributor has provided (or otherwise made available) to Company true, correct, and complete copies of each other Material Contract (including the Horizontal JOAs), and any and all material amendments, modifications, and supplements thereto.

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4.10       No Violation of Laws. Except as set forth on Schedule 4.10, to Contributor’s Knowledge, the Assets are, and the operation of the Assets are, and within the twenty-four (24) month prior period have been, in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance, or use of any thereof.

4.11       Preferential Purchase Rights. Except as set forth on Schedule 4.11, there are no preferential purchase rights, rights of first refusal, or other similar rights that are applicable to the transfer of the Assets by Contributor to Company in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.12       Royalties. Except for such items that are being held in suspense for which the Consideration is adjusted pursuant to Section 3.2(b)(iv), within the twenty-four (24) month prior period, neither the Acquired Entity nor Contributor has received written notice from any Person with respect to the Acquired Entity’s or Contributor’s non-payment of any royalties and other Burdens with respect to the Assets due by the Acquired Entity or Contributor that remains unresolved, or if not paid, are contesting such Burdens in good faith in the ordinary course.

4.13       Imbalances. To Contributor’s Knowledge, Schedule 4.13 sets forth all material Imbalances associated with the Assets as of the applicable date set forth on such schedule.

4.14       Current Commitments. Schedule 4.14 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $100,000 (net to Contributor’s (or after the Assignment, the Acquired Entity’s) interest) (collectively, the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.

4.15       Taxes.

(a)          All material Asset Taxes that have become due and payable have been paid in full, and all material Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed.

(b)          There are no liens on any of the Assets attributable to Taxes other than statutory liens for Taxes that are not yet due and payable.

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(c)          No audit, litigation, or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and neither Contributor nor the Acquired Entity has received written notice of any pending material claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to the Knowledge of Contributor, no such claim has been threatened.

(d)          None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(e)          The Acquired Entity is, and at all times since its formation has been, classified as an entity disregarded as separate from Contributor for U.S. federal income tax purposes as described in Treasury Regulation § 301.7701-3(b)(1)(ii).

4.16       Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, investment banker, or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Asset Assignment based upon arrangements made by or on behalf of Contributor or the Acquired Entity for which Company or any of its Affiliates shall have any responsibility.

4.17       Environmental Laws. Except as set forth on Schedule 4.17:

(a)          To Contributor’s Knowledge: (i) the Assets are and, during the Acquired Entity’s and Contributor’s period of ownership, have been in compliance with Environmental Laws in all material respects; and (ii) there has been no material release into the environment of Hazardous Substances on or from the Assets for which remedial or corrective action is required pursuant to Environmental Laws or material Liabilities may be incurred;

(b)          As of the Execution Date, neither the Acquired Entity nor Contributor (i) has received from any Governmental Authority any written notice of material violation of, alleged violation of or non-compliance with, any Environmental Law pertaining to the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which the Acquired Entity and Contributor have no further material obligations outstanding, and (ii) is not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree with respect to the ownership of the Assets imposing material ongoing obligations pursuant to Environmental Laws; and

(c)          Prior to the Execution Date, copies of all final written reports of environmental site assessments and/or compliance audits that have been prepared by a Third Party on behalf of Contributor or that are in Contributor’s possession or control and that identify or address any material Environmental Defect affecting the Assets have been made available for inspection by Company.

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4.18       Payments for Production. Contributor (and after the Assignment, the Acquired Entity) is not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission, or any other contract or agreement, with respect to any of the Assets to sell, gather, deliver, process, or transport any Hydrocarbons after the Effective Time without then or thereafter receiving full payment therefor other than obligations arising from (a) Burdens, (b) gas balancing arrangements, and (c) non-consent provisions in the Material Contracts.

4.19       Payout Status. Schedule 4.19 sets forth the “payout” balance, as of the dates set forth on such Schedule, for each Asset subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.20       Governmental Authorizations. Except as disclosed on Schedule 4.20, to Contributor’s Knowledge, the applicable Third Party operator is maintaining, and for the twenty-four (24) month prior period has maintained, all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, and applications therefor that are presently necessary or required for the operation of the Assets as currently operated.

4.21       Leases; Surface Rights.

(a)          Except as set forth on Schedule 4.21(a), within the twenty-four (24) month prior period, neither the Acquired Entity nor Contributor has received written notice from any Person of any material default under any Lease or Surface Right by the Acquired Entity or Contributor or any other Person that is a party to such Lease or Surface Right, in each case, that remains unresolved. None of the Acquired Entity, Contributor nor any of their respective Affiliates has received from any other party to a Lease or Surface Right any notice in writing of termination or intention to terminate any Lease or Surface Right.

(b)          None of the Leases is subject to a drilling commitment, continuous drilling obligation or condition, or other obligation or condition to drill a well or wells, excluding provisions allowing for optional drilling to maintain the life of a leasehold interest or any part thereof, or depth or tract covered thereby.

(c)          To Contributor’s Knowledge, Schedule 4.21(c) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or similar payments in lieu of operations or production.

4.22       Wells.

(a)          There is no Well included in the Assets drilled by Contributor, the Acquired Entity or any of their Affiliates that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases or other instruments governing the Assets, contracts and pooling or unit agreements.

(b)          Except as described on Schedule 4.22(b), other than wells that have been permanently plugged and abandoned in accordance with all applicable Laws, to Contributor’s Knowledge, as of the Execution Date, there are no shut in or otherwise inactive wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith.

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4.23       Ownership of Assets. Except for (i) the Excluded Assets and/or (ii) those interests described on Exhibit F, as of the Execution Date, no Affiliate of Contributor or the Acquired Entity owns any interests burdening the Assets or that, if owned by Contributor or the Acquired Entity, would constitute an Asset.

4.24       Completeness of the Assets. Except for the Excluded Assets, as of Closing (a) the Assets include all of the properties and assets used or held for use by Contributor or its Affiliates in connection with the exploration, development, production, gathering, and transportation of Hydrocarbons from the Assets, and (b) neither Contributor nor any Affiliate of Contributor owns an interest in any of the Leases or the Wells.

4.25       Insurance. Contributor currently maintains, and has maintained since the Effective Time, the insurance coverages set forth on Schedule 4.25 with respect to the Assets. To Contributor’s Knowledge, such insurance coverage is in full force and effect.

4.26       Credit Support. Schedule 4.26 lists all bonds, letters of credit, guarantees, and other credit support posted or entered into by Contributor or Contributor’s Affiliates with Governmental Authorities or any other Person with respect to the ownership of the Assets and that remains in effect (the “Credit Support”).

4.27       Indebtedness. Except as set forth on Schedule 4.27, there is no Indebtedness secured by the Assets. The Acquired Entity has no Indebtedness.

4.28       Securities Laws. Contributor is an “accredited investor” as such term is defined in Regulation D of the Securities Act, and Contributor is acquiring the Stock Consideration for its own account, with the present intention of holding such Stock Consideration for investment purposes and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act and any other Law pertaining to the distribution of securities. Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the PubCo Class A Common Stock to be acquired hereby. Contributor acknowledges that the PubCo Class A Common Stock to be acquired hereby has not been registered under federal and state securities laws and that the PubCo Class A Common Stock to be acquired hereby may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or is made pursuant to an exemption from registration under any federal or state securities laws, in each case in accordance with Section 6.4.

4.29       Acquired Entity. The Acquired Entity has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the transactions contemplated by the Asset Assignment, and the Acquired Entity has assumed or incurred no Liabilities other than Liabilities assumed in connection with the Asset Assignment.

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4.30       No Other Representations and Warranties. Except for the representations and warranties contained in Article V, neither PubCo, nor any of its Affiliates or representatives, nor any other Person has made or is making, and Contributor has not relied upon, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to PubCo, Company, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Except for the representations and warranties contained in Article V, Contributor disclaims, on its own behalf and on behalf of its Affiliates, any other representations or warranties of PubCo or Company, whether made by PubCo, Company, any of their Affiliates or representatives or any other Person, with respect to PubCo, Company, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or any reliance thereon, and neither PubCo nor Company shall be subject to any liability arising from any such representation or warranty or the failure to disclose to Contributor any information or material relating to, or in connection with, PubCo, Company, this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. Contributor has made, or arranged for other to make, or has been afforded the opportunity to make, and has relied exclusively upon, its own independent investigation, analysis and evaluation of PubCo and Company.

Article V
REPRESENTATIONS AND WARRANTIES OF COMPANY AND PUBCO

Except as disclosed in the PubCo SEC Documents filed with the SEC prior to the Closing Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such PubCo SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosures therein to the extent they are related to forward-looking statements, PubCo and Company jointly and severally represent and warrant to Contributor the following as of the Execution Date and as of the Closing Date:

5.1         Organization, Existence, and Qualification. Each of PubCo and Company is an entity duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own and operate its property and to carry on its business as now conducted. Each of PubCo and Company is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which (a) the Assets are located and (b) it carries on business or owns assets and such qualification is required by Law except in the case of this clause (b) where the failure to be so qualified would not have a PubCo Material Adverse Effect.

5.2         Authority, Approval, and Enforceability. Each of PubCo and Company has full entity power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by PubCo and Company of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary entity action on the part of PubCo and Company. This Agreement is, and the Transaction Documents to which PubCo or Company is a party when executed and delivered by PubCo or Company, as applicable, will be, the valid and binding obligations of PubCo or Company, as applicable, and enforceable against PubCo or Company, as applicable, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

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5.3         No Conflicts. The execution, delivery, and performance by PubCo and Company of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of PubCo or Company, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which PubCo or Company is a party or by which PubCo or Company or any of their property may be bound, (c) violate any judgment, order, ruling, regulation, or decree applicable to PubCo or Company as a party in interest, or (d) assuming the consents and approvals referred to in Section 5.4 have been obtained or made, violate any Law applicable to PubCo or Company or any of its property, except in the case of clauses (b), (c), and (d) where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a material adverse effect upon the ability of PubCo or Company to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder (a “PubCo Material Adverse Effect”).

5.4         Consents. There are no consents or approvals (including from Third Parties) that either PubCo or Company is required to obtain in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; and (b) any such consent, approval, order, authorization, registration, filing or permit that the failure to obtain or would not have a PubCo Material Adverse Effect.

5.5         Capital Structure.

(a)          The authorized capital stock of PubCo consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“PubCo Preferred Stock”), (ii) 1,300,000,000 shares of PubCo Class A Common Stock, and (iii) 225,000,000 shares of PubCo Class B Common Stock. (A) No shares of PubCo Preferred Stock are issued and outstanding; (B) 148,540,024 shares of PubCo Class A Common Stock are issued and outstanding; (C) 83,939,434 shares of PubCo Class B Common Stock are issued and outstanding; and (D) 21,666,666.6667 redeemable purchase warrants and 10,000,000 private placement warrants are outstanding. All outstanding membership interests of Company’s Subsidiaries are owned indirectly or directly by PubCo free and clear of all Encumbrances.

(b)          No Voting Debt of PubCo is issued and outstanding or authorized for issuance. Except for its equity interest in Company, PubCo does not own directly any equity interests or other interests or investments (whether equity or debt) in any Person. Except for its equity interest in Magnolia Oil & Gas Intermediate LLC, a Delaware limited liability company, Magnolia Oil & Operating LLC, a Delaware limited liability company, and Magnolia Oil & Gas Finance Corp, a Delaware corporation, Company has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Except as set forth in this Section 5.5 or on Schedule 5.5(b), there are no: (i) securities of PubCo convertible into or exchangeable or exercisable for shares of PubCo Preferred Stock, shares of PubCo Class A Common Stock, Voting Debt or other voting securities of PubCo, or (ii) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which PubCo is a party or by which it is bound in any case obligating PubCo to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of PubCo, or obligating PubCo, to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Other than that certain Stockholder Agreement, dated July 31, 2018, by and among PubCo and the stockholders party thereto, there are not any stockholder agreements, voting trusts or other agreements or understandings to which PubCo is a party or by which any such party is bound relating to the voting of any their respective equity interests.

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5.6         SEC Documents.

(a)          PubCo has made available (including via the EDGAR system) to Contributor a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by PubCo with the SEC since its initial registration of the shares of PubCo Class A Common Stock (the “PubCo SEC Documents”) and prior to the Closing Date. Each of the PubCo SEC Documents has been timely filed and, as of their respective dates, each of the PubCo SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), or the Exchange Act or any other applicable Law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such PubCo SEC Documents, and none of the PubCo SEC Documents contained, when filed or, if amended prior to the Closing Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the PubCo SEC Documents. To the Knowledge of PubCo, (A) none of the PubCo SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any PubCo SEC Document.

(b)          The financial statements of PubCo included in the PubCo SEC Documents complied, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the Closing Date will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) the financial position of PubCo and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of PubCo and its consolidated Subsidiaries for the periods presented therein.

(c)          There are no liabilities of the PubCo of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP other than: (i) liabilities adequately provided for on the consolidated balance sheet of PubCo for the year ended December 31, 2017 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (iii) liabilities incurred in connection with the Business Combination (as defined in the PubCo Charter) or disclosed in the PubCo SEC Documents; (iv) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (v) liabilities which would not be reasonably likely to have, individually or in the aggregate, a PubCo Material Adverse Effect.

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(d)          PubCo and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information related to PubCo, including its consolidated Subsidiaries, required to be disclosed by PubCo in the reports that it files or submits under the Exchange Act is accumulated and communicated to the principal executive officer and principal financial officer of PubCo to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by PubCo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. PubCo and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.7         Listing. The issued and outstanding shares of PubCo Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the Knowledge of PubCo, threatened against PubCo by the NYSE or the SEC with respect to any intention by such entity to deregister the shares of PubCo Class A Common Stock or prohibit or terminate the listing of shares of PubCo Class A Common Stock on the NYSE.

5.8         Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by or, to PubCo’s Knowledge, threatened in writing against PubCo, Company or any Affiliate of Company. Company is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

5.9         Litigation. There are no Proceedings pending, or to PubCo’s Knowledge, threatened in writing against PubCo or Company that would have a PubCo Material Adverse Effect.

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5.10       Independent Evaluation. EACH OF PUBCO AND COMPANY IS (AND THEIR ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE EVALUATION, PURCHASE, OWNERSHIP, AND OPERATION OF OIL AND GAS PROPERTIES AND THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. EACH OF PUBCO AND COMPANY ACKNOWLEDGES AND AFFIRMS THAT (A) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS COMPLETED AND RELIED SOLELY UPON (I) ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION OF THE ASSETS, (II) THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF CONTRIBUTOR SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS, AND (III) THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL ADVISORS AND NOT ON ANY COMMENTS, STATEMENTS, PROJECTIONS, OR OTHER MATERIALS MADE OR GIVEN BY ANY REPRESENTATIVES, CONSULTANTS, OR ADVISORS OF CONTRIBUTOR, (B) EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, COMPANY IS ACQUIRING THE ASSETS VIA THE PURCHASE OF THE MEMBERSHIP INTERESTS ON AN “AS-IS, WHERE-IS” BASIS WITH ALL FAULTS, AND HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR STATEMENTS OF CONTRIBUTOR IN ENTERING INTO THIS AGREEMENT, AND (C) WITHOUT LIMITING COMPANY’S AND PUBCO’S RIGHTS UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AS OF CLOSING, WILL HAVE SATISFIED ITSELF THROUGH ITS OWN DUE DILIGENCE AS TO THE ENVIRONMENTAL AND PHYSICAL CONDITION OF AND CONTRACTUAL ARRANGEMENTS AND OTHER MATTERS AFFECTING THE ASSETS.

5.11       Accredited Investor. Company is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Membership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

5.12       Qualification as Operator. Company (or its designee) (a) is qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, (b) possesses or otherwise maintains lease bonds, area wide bonds, or any other surety bonds as may be required by, and in accordance with, such applicable Laws governing the ownership and operation of the Assets, and (c) has filed any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.13       Brokers’ Fees. No broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or PubCo for which Contributor or its Affiliates shall have any responsibility.

Article VI
CERTAIN AGREEMENTS

6.1         Conduct of Business.

(a)          Except (w) as set forth on Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.14, (y) for actions taken in connection with emergency situations or as required by Law or a Governmental Authority, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Company (which consent shall not be unreasonably delayed, withheld or conditioned), Contributor shall (and from and after the Assignment, shall cause the Acquired Entity to), from and after the Execution Date until Closing:

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(i)          own and maintain the Assets as a reasonable prudent owner of oil and gas properties similar to the Assets located in the region where the Designated Area is located, in material compliance with all applicable Laws and otherwise in a regular and ordinary manner consistent with Contributor’s past practices;

(ii)         maintain the books of account and Records relating to the Assets in a regular and ordinary manner consistent with Contributor’s past practices;

(iii)        not propose an operation any operation reasonably expected to cost Contributor (or after the Assignment, the Acquired Entity) in excess of $100,000 (net to Contributor’s (or after the Assignment, the Acquired Entity’s) interest);

(iv)        not elect to participate in or non-consent any operation proposed by a Third Party that is reasonably expected to cost Contributor (or after the Assignment, the Acquired Entity) in excess of $100,000 (net to Contributor’s (or after the Assignment, the Acquired Entity’s) interest); provided that Contributor may (or after the Assignment, permit the Acquired Entity to) non-consent an operation if Company fails to provide its consent to participate in such operation within five (5) Business Days of receiving a written request for such consent;

(v)         not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.9(a), or materially amend or change the terms of any Material Contract, any Applicable Contract entered into after the Execution Date in accordance with this Section 6.1(a), or any Lease;

(vi)        (A) not transfer, sell, mortgage, or pledge any portion of the Assets other than (1) the sale or disposal of Hydrocarbons in the ordinary course of business, and (2) items constituting Permitted Encumbrances or (B) purchase or acquire any assets or properties that will constitute Assets under this Agreement or for which the costs and expenses associated therewith would be Property Expenses for which Company will be responsible other than (1) purchases of equipment, machinery or other personal property in the ordinary course of business and (2) acquisitions of any new Leases in the ordinary course of business up to an aggregate amount not to exceed $1,000,000 (net to Contributor’s (or after the Assignment, the Acquired Entity’s) interest);

(vii)       maintain all permits with and approvals from Governmental Authorities necessary for the ownership of the Assets as currently owned;

(viii)      provide Company with copies of any and all material correspondence received from any Governmental Authority with respect to the Assets within two (2) Business Days after Contributor obtains Knowledge of the receipt thereof;

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(ix)         use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Contributor;

(x)          not settle or compromise any Proceeding relating to the Assets, other than settlements or compromises of Retained Obligations or Specified Obligations or other matters for which Contributor is solely liable for under the terms of this Agreement; and

(xi)         not commit to do any of the foregoing in clauses (iv), (v), or (ix).

(b)          Company acknowledges Contributor owns undivided interests in certain of the properties comprising the Assets, and Company agrees that the acts or omissions of the other Working Interest owners or operators who are not Contributor or an Affiliate of Contributor shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Contributor has voted its interest in a manner that complies with the provisions of this Section 6.1.

(c)          Except with respect to any amendment of the budget contained in Schedule 6.1, Company’s approval of any action restricted by this Section 6.1 shall be considered granted seventy-two (72) hours (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Contributor’s notice) after Contributor’s notice to Company requesting such consent unless Company notifies Contributor to the contrary during that period.

6.2         Credit Support. Each of PubCo and Company acknowledges that none of the Credit Support listed on Schedule 4.26 is transferable to Company (or its designee). Each of PubCo and Company shall use commercially reasonable efforts to obtain or cause to be obtained in the name of Company (or its designee) and effective as of the Closing Date replacements for each such Credit Support set forth in Schedule 4.26 to the extent such replacements are necessary to permit the cancellation or release of such Credit Support. In the event that any counterparty to any such Credit Support does not release Contributor and its Affiliates, then, from and after the Closing, PubCo and Company shall indemnify Contributor and its Affiliates against all amounts incurred by Contributor or its Affiliates from and after the Closing under such Credit Support (and all costs incurred in connection with maintaining such Credit Support from and after the Closing) if applicable to Assets acquired by Company (or its designee).

6.3         Record Retention. Each of PubCo and Company shall and shall cause their respective successors and assigns to, for at least a period of seven (7) years following Closing, (a) retain the Records, (b) provide Contributor and its Affiliates and its and their officers, employees, and representatives with access to the Records during normal business hours for review and copying at Contributor’s expense for Tax and accounting purposes, and (c) provide Contributor and its Affiliates and its and their officers, employees, and representatives with access, during normal business hours, to materials in Company’s possession or control relating to any Third Party Claim made under Section 11.2 for review and copying at Contributor’s expense. At the end of such seven (7) year period and prior to destroying any of the Records, PubCo and Company shall notify Contributor in advance of any such destruction and provide Contributor an opportunity to copy such Records at Contributor’s sole cost and expense.

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6.4         Lock-Up. Contributor hereby agrees that during the period beginning on the Closing Date and ending on the date that is one hundred twenty (120) days from the Closing Date, Contributor will not, without the prior written consent of PubCo, (i) directly or indirectly, offer, pledge (other than as required under Contributor’s credit facilities and debt instruments), sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of PubCo Class A Common Stock, PubCo Class B Common Stock or any membership interests in Company or any securities convertible into or exercisable or exchangeable for PubCo Class A Common Stock, PubCo Class B Common Stock or any membership interests in Company, whether now owned or hereafter acquired by Contributor or with respect to which Contributor has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of PubCo Class A Common Stock, PubCo Class B Common Stock, any membership interests in Company or other securities, in cash or otherwise, or (iii) distribute Lock-Up Securities to any Person, including affiliates, members, managers, limited or general partners, stockholders or other equityholders of Contributor. In addition to the foregoing, Contributor also hereby agrees that at no time shall it distribute, as a dividend or otherwise, PubCo Class A Common Stock received as Stock Consideration to the members, partners, stockholders or other equityholders of Contributor.

6.5         Registration Rights. (a)          Within ninety (90) calendar days after Closing (the “Filing Date”), PubCo will file with the SEC (at PubCo’s sole cost and expense) a registration statement registering the resale of the Stock Consideration (the “Registration Statement”), and PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 180th calendar day following the Closing (the “Effectiveness Date”); provided, however, PubCo’s obligations to include Stock Consideration in the Registration Statement are contingent upon Contributor furnishing in writing to PubCo such information regarding Contributor, the securities of PubCo held by Contributor and the intended method of disposition of the Stock Consideration as shall be reasonably requested by PubCo to effect the registration of the Stock Consideration, and Contributor shall execute such documents in connection with such registration as PubCo may reasonably request that are customary of a selling stockholder in similar situations, including providing that PubCo shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by PubCo to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve PubCo of its obligations to file or effect the Registration Statement as set forth above in this Section 6.5.

(b)          In the case of the registration, qualification, exemption or compliance effected by PubCo pursuant to this Agreement, PubCo shall, upon reasonable request, inform Contributor as to the status of such registration, qualification, exemption and compliance. At its expense PubCo shall:

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(i)          except for such times as PubCo is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which PubCo determines to obtain, continuously effective with respect to Contributor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (x) Contributor ceases to hold any Stock Consideration or (y) the date all Stock Consideration held by Contributor may be sold without restriction under Rule 144, including any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144, and (iii) two (2) years from the Effectiveness Date of the Registration Statement. The period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii)           advise Contributor within five (5) Business Days:

(1)         when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)         of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3)         of the issuance by SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4)         of the receipt by PubCo of any notification with respect to the suspension of the qualification of the Stock Consideration included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5)         subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading;

Notwithstanding anything to the contrary set forth herein, PubCo shall not, when so advising Contributor of such events, provide Contributor with any material, nonpublic information regarding PubCo other than to the extent that providing notice to Contributor of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding PubCo;

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(iii)        use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)        upon the occurrence of any event contemplated above, except for such times as PubCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, PubCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Stock Consideration included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)         use its commercially reasonable efforts to cause all Stock Consideration to be listed on each securities exchange or market, if any, on which the Class A Shares issued by PubCo have been listed; and

(vi)        use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Stock Consideration contemplated hereby and to enable Contributor to sell the Stock Consideration under Rule 144.

(c)          Notwithstanding anything to the contrary in this Agreement, PubCo shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Contributor not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by PubCo or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event PubCo’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by PubCo in the Registration Statement of material information that PubCo has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of PubCo’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that PubCo may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from PubCo of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Contributor agrees that (i) it will immediately discontinue offers and sales of the Stock Consideration under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Contributor receives copies of a supplemental or amended prospectus (which PubCo agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by PubCo unless otherwise required by law or subpoena. If so directed by PubCo, Contributor will deliver to PubCo or, in Contributor’s sole discretion destroy, all copies of the prospectus covering the Stock Consideration in Contributor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Stock Consideration shall not apply (i) to the extent Contributor is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

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(d)          Contributor may deliver written notice (an “Opt-Out Notice”) to PubCo requesting that Contributor not receive notices from PubCo otherwise required by this Section 6.5; provided, however, that Contributor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Contributor (unless subsequently revoked), (i) PubCo shall not deliver any such notices to Contributor and Contributor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Contributor’s intended use of an effective Registration Statement, Contributor will notify PubCo in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6.5(d) and the related suspension period remains in effect, PubCo will so notify Contributor, within one (1) Business Day of Contributor’s notification to PubCo, by delivering to Contributor a copy of such previous notice of Suspension Event, and thereafter will provide Contributor with the related notice of the conclusion of such Suspension Event immediately upon its availability.

6.6         NYSE Listing. Prior to the Closing, PubCo has filed a notice of listing of additional shares with The New York Stock Exchange, Inc. (the “NYSE”) with respect to the Stock Consideration and will use its reasonable best efforts to cause such shares of PubCo Class A Common Stock to be listed and admitted to trading on the NYSE.

6.7         Financial Statements. In order to comply with any current or future financial statement requirements concerning the Assets for inclusion or incorporation by reference in any registration statement filed with the SEC under the Securities Act or current or periodic report filed with the SEC pursuant to the Exchange Act, in each case to the extent the foregoing are to be filed with the SEC by PubCo, its Affiliates, or their respective successors and assigns, (collectively, “SEC Filings”):

(a)          At PubCo’s request, and for up to two (2) years after the Closing Date, Contributor shall, and shall cause its Affiliates and its and their officers and employees to, use commercially reasonable efforts to prepare financial statements, which may include either full financial statements or abbreviated statements of revenues and direct operating expenses, relating to the Assets (“Financial Statements”). The Financial Statements shall be in such form that such Financial Statements and the notes thereto can be audited (in the case of annual financial statements) or reviewed (in the case of interim financial statements) by Contributor’s independent auditor (“Contributor’s Auditor”), to the extent required to be included in any SEC Filing pursuant to the Securities Act and the rules set forth in Regulation S-X (including required supplemental oil and gas disclosures required under Accounting Standard Codification Topic 932), and the rules and regulations thereunder, or the Exchange Act and the rules and regulations thereunder, or to be filed with, or provided to, any other Governmental Authority or pursuant to any other Law or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, PubCo or its Affiliates. The Parties understand that such financial statements may cover periods and dates for up to the most recent three fiscal years of Contributor (or the Assets, as the case may be) ending prior to the Closing Date, together with any related unaudited quarterly or interim period financial statements meeting the requirements of Regulation S-X (and applicable interpretations, comments and policies of the SEC Staff) as each may be required in connection with any SEC Filing made by PubCo, its Affiliates, or their respective successors and assigns;

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(b)          If requested by Contributor’s Auditor in connection with the audit of the Financial Statements or its review of unaudited quarterly or interim Financial Statements, Contributor shall execute and deliver to Contributor’s Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by Contributor’s Auditor, with respect to the Financial Statements; provided, however, that PubCo shall provide customary indemnity for any officer of Contributor executing and delivering such representation letters to Contributor’s Auditor. Contributor will provide suitable electronic detail in the form of lease operating statements by property adequately supporting all statements provided; and

(c)          Promptly upon PubCo’s written request within two (2) years after the Closing Date, Contributor shall request Contributor’s Auditor, after discussing specifications with PubCo and without limited the generality of the preceding clauses (a) and (b), to (i) perform an audit of the of the Financial Statements on PubCo’s behalf and to issue its opinion with respect to any such audited Financial Statements, (ii) provide a review of unaudited quarterly or interim Financial Statements for periods prior to or including the Closing Date in accordance with Statement of Auditing Standards 100 (Interim Financial Information), (iii) provide its written consent for the use of its audit reports with respect to any audited Financial Statements in any current or future SEC Filings filed by PubCo and its Affiliates, or their successors or assigns, and (iv) conduct such other procedures as are reasonably necessary or appropriate for Contributor’s Auditor to provide the foregoing. Contributor shall reasonably cooperate with Contributor’s Auditor and PubCo in the completion of such audit and delivery of the audited Financial Statements and the completion of a review and any required unaudited quarterly or interim Financial Statements to PubCo, its Affiliates or their respective successors and assigns. In this regard, Contributor shall make accounting and field records available to Contributor’s Auditor and PubCo during reasonable business hours to complete any such audit and interim period review. To the extent required by Contributor’s Auditor, Contributor shall provide such reasonable further cooperation, including by providing such additional management letters of representation, as may be reasonably requested by Contributor’s Auditor or PubCo, in order for Contributor’s Auditor to provide any further written consents to the inclusion or incorporation by reference of any audited Financial Statements in any future SEC Filings of PubCo, its Affiliates or any of their respective successors and assigns. PubCo shall bear all fees charged by Contributor’s Auditor and any other reasonable and documented out-of-pocket costs incurred by Contributor in connection with the matters contemplated by this Section 6.7.

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(d)          For a period of three years following the Closing Date, Contributor shall retain, or caused to be retained, all books, records, information and documents in its or its Affiliates’ possession that would reasonably be expected to be necessary in connection with the preparation and audit of Financial Statements with respect to Contributor or the Assets.

6.8         Assignment. Prior to the Closing, Contributor shall have undertaken the actions contemplated by this Section 6.8 (and provide reasonable evidence thereof to the Company), which actions are collectively referred to as the “Assignment”):

(a)          Contributor shall form the Acquired Entity as a direct, wholly-owned subsidiary of Contributor and shall qualify the Acquired Entity to conduct business in the State of Texas and to own the Assets; and

(b)          Prior to the Closing, Contributor shall execute, acknowledge and deliver to the Acquired Entity, and shall have caused the Acquired Entity to execute, acknowledge and deliver to Contributor, (i) the Asset Assignment, in sufficient counterparts to facilitate recording in the applicable counties covering the Assets of Contributor, conveying the Assets of Contributor to the Acquired Entity and the assumption by the Acquired Entity of the Assumed Obligations of Contributor relating to the Assets, and (ii) assignments, in appropriate forms, of federal Leases, state Leases, and Indian Leases included in the Assets (if any) in sufficient counterparts to facilitate filing with the applicable Governmental Authority, in each case of the foregoing clauses (i) and (ii), in form and substance reasonably approved by Company.

Article VII
COMPANY’S AND PUBCO’S CONDITIONS TO CLOSING

The obligations of Company and PubCo to consummate the transactions provided for herein are subject, at the option of Company and PubCo, to the fulfillment by Contributor and Guarantor or waiver, to the extent permitted by applicable Law, in writing by Company and PubCo, on or prior to Closing of each of the following conditions:

7.1         Representations and Warranties. The representations and warranties of Contributor (a) set forth in Article IV (other than Section 4.5) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect, and (b) set forth in Section 4.5 shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing. The representations and warranties of Guarantor in Section 11.14(d) shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing.

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7.2         Performance. Each of Contributor and Guarantor shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Contributor and Guarantor is required prior to or at the Closing.

7.3         No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

7.4         Closing Deliverables. Contributor shall have delivered (or be ready, willing, and able to deliver at Closing) to Company the documents and other items required to be delivered by Contributor under Section 9.3.

Article VIII
CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligations of Contributor to consummate the transactions provided for herein are subject, at the option of Contributor, to the fulfillment by Company and PubCo or waiver, to the extent permitted by applicable Law, in writing by Contributor on or prior to Closing of each of the following conditions:

8.1         Representations and Warranties. The representations and warranties of Company and PubCo set forth in Article V shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a material adverse effect on the ability of Company and PubCo to consummate the transactions contemplated hereby.

8.2         Performance. Each of Company and PubCo shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Company and PubCo is required prior to or at the Closing.

8.3         No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

8.4         Closing Deliverables. Each of Company and PubCo shall have delivered (or be ready, willing, and able to deliver at Closing) to Contributor the documents and other items required to be delivered by Company and PubCo under Section 9.3.

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Article IX
CLOSING

9.1         Date of Closing. Subject to the conditions stated in this Agreement, the sale by Contributor and the purchase by Company of the Membership Interests pursuant to this Agreement (the “Closing”) shall occur on August 31, 2018, or, if all conditions in Article VII and Article VIII have not been satisfied or waived, within five (5) Business Days after all conditions in Article VII and Article VIII have been satisfied or waived, to the extent permitted by applicable Law, in writing by the applicable Party (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied or waived, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article X. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2         Place of Closing. The Closing shall be held at the office of Vinson & Elkins LLP, counsel to Company, located at 1001 Fannin, Suite 2500, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3         Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)          Each of Contributor and Company shall execute and deliver the Membership Assignment.

(b)          Each of Contributor and Company shall execute and deliver the Preliminary Settlement Statement.

(c)          Company shall deliver to Contributor, to the accounts designated in the Preliminary Settlement Statement by direct wire transfer in immediately available funds, an amount equal to the cash portion of the Adjusted Consideration.

(d)          Contributor shall deliver, on forms reasonably acceptable to Company, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Company of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Company to the purchasers of production.

(e)          Contributor shall deliver the Asset Assignment, duly executed by Contributor and the Acquired Entity.

(f)          Contributor shall execute and deliver a certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(g)          An authorized officer of Contributor shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Company, to the extent permitted by applicable Law (the “Contributor’s Certificate”).

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(h)          An authorized officer of PubCo shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Contributor, to the extent permitted by applicable Law (the “PubCo’s Certificate”).

(i)          Contributor shall deliver executed resignation letters of (or resolutions removing) all representatives of Contributor serving as officers, directors, board members or managing members of the Acquired Entity from their respective positions with the Acquired Entity.

(j)          To the extent obtained, Company shall deliver any instruments, documents or guarantees required by Section 6.1.

(k)          Contributor shall deliver releases of all Encumbrances securing borrowed monies or payment obligations incurred by Contributor or any of its Affiliates under any Indebtedness that is secured by the Assets, (i) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Encumbrances on the Assets securing due and payable obligations under any Indebtedness, and (ii) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Company to effect and file of record the release of all Encumbrances in connection therewith as of the Closing, including with respect to any Encumbrances that may have been satisfied, released, or discharged in the Bankruptcy Cases in accordance with the Confirmation Order or Plan of Reorganization.

(l)          Each of Contributor, Company and PubCo shall execute and deliver any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by the other Party) to be executed or delivered at Closing.

(m)          PubCo shall deliver to Contributor evidence of approval for listing on the NYSE of the shares of PubCo Class A Common stock to be issued pursuant to this Agreement.

9.4         Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Execution Date, Contributor shall make available to Company the Records for pickup from Contributor’s offices during normal business hours.

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9.5         Subsequent Closings. If, pursuant to Section 10.5(a), Contributor withholds any Assets from the Assignment due to failure to obtain a Hard Consent, and thereafter such Hard Consent is obtained within one hundred twenty (120) days following Closing, then on or before the date for delivery of the Final Settlement Statement, (x) Contributor shall convey to Company (or its designee) all such affected Assets (including all associated Assets excluded in connection with the affected Assets) at a mutually agreed upon time and location (a “Subsequent Closing”) in a manner consistent with the Assignment and purchase of membership interests contemplated by this Agreement, and (y) Company shall pay to Contributor an amount equal to the Allocated Value of such Assets (as adjusted pursuant to Section 3.2).

Article X
DISCLAIMERS; CASUALTY LOSS; CONSENTS

10.1       Contributor’s Title.

(a)          General Disclaimer of Title Warranties and Representations. Except for the special warranty of Defensible Title in the Asset Assignment, Contributor makes no warranty or representation, expressed, implied, statutory, or otherwise with respect to Contributor’s title to any of the Assets.

(b)          Special Warranty of Title. Effective as of the Closing Date until the expiration of the SWT Survival Period, Contributor has warranted in the Asset Assignment Defensible Title to the Wells and Leases unto the Acquired Entity against every Person whomsoever lawfully claims the same or any part thereof by, through, or under Contributor and any of its Affiliates, but not otherwise, subject, however, to Permitted Encumbrances.

10.2       Disclaimers.

(a)          EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSET ASSIGNMENT OR CONTRIBUTOR’S CERTIFICATE (i) CONTRIBUTOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, (ii) CONTRIBUTOR EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, AND (iii) COMPANY AND PUBCO ARE NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO COMPANY OR ANY OF ITS AFFILIATES (INCLUDING PUBCO), EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO COMPANY OR PUBCO BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE, OR ADVISOR OF CONTRIBUTOR OR ANY OF ITS AFFILIATES).

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(b)          EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSET ASSIGNMENT OR CONTRIBUTOR’S CERTIFICATE, AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.2(a), CONTRIBUTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL, OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER, OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS, OR STATEMENTS PREPARED BY CONTRIBUTOR OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO COMPANY OR ITS AFFILIATES (INCLUDING PUBCO) OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSET ASSIGNMENT OR CONTRIBUTOR’S CERTIFICATE, COMPANY AND PUBCO ACKNOWLEDGE AND AGREE THAT (x) NO CONTRIBUTOR INDEMNIFIED PARTY IS MAKING (AND NO CONTRIBUTOR INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NONE OF ANY COMPANY INDEMNIFIED PARTY, PUBCO OR THEIR REPRESENTATIVES IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, COMPANY SHALL BE DEEMED TO BE OBTAINING THE ASSETS VIA THE ACQUISITION OF THE MEMBERSHIP INTERESTS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE, OR UNDISCOVERABLE), AND THAT COMPANY AND PUBCO HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS COMPANY AND PUBCO DEEM APPROPRIATE.

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(c)          OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.17 OR IN CONTRIBUTOR’S CERTIFICATE (TO THE EXTENT RELATING TO THE REPRESENTATION IN SECTION 4.17, COMPANY AND PUBCO ACKNOWLEDGE AND AGREE THAT (i) NO CONTRIBUTOR INDEMNIFIED PARTY IS MAKING (AND NO CONTRIBUTOR INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (ii) NONE OF ANY COMPANY INDEMNIFIED PARTY, PUBCO OR THEIR REPRESENTATIVES IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, COMPANY SHALL BE DEEMED TO BE OBTAINING THE ASSETS VIA THE ACQUISITION OF THE MEMBERSHIP INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT COMPANY AND PUBCO HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS COMPANY AND PUBCO DEEM APPROPRIATE.

(d)          EACH PARTY AGREES that, to the extent required by law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.2 are “conspicuous” disclaimers for the purpose of any law.

10.3       NORM, Asbestos, Wastes, and Other Substances. Company acknowledges that (a) the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; (c) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM, asbestos, and other wastes or Hazardous Substances; (d) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils, or sediment; and (e) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets.

10.4       Casualty Loss.

(a)          Notwithstanding anything herein to the contrary, from and after the Effective Time, if the Closing occurs, Company shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and PubCo and Company shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, breaches of this Agreement, or claims for indemnification pursuant to Section 11.2.

(b)          If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Company and PubCo shall nevertheless be required to Close. Furthermore:

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(i)          If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing is less than $1,000,000, then at the Closing (x) the Acquired Entity shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligation (and Contributor and its Affiliates shall have no Liability for such Casualty Losses), (y) the Consideration shall not be adjusted downward as a result of such Casualty Losses and (z) Contributor shall pay to Company all sums paid to Contributor by Third Parties by reason of any Casualty Losses insofar as with respect to the Assets and shall assign, transfer, and set over to Company or subrogate Company to all of Contributor’s right, title, and interest (if any) in insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Assets.

(ii)         If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing equals or exceeds $1,000,000, then, at or prior to the Closing, Contributor shall elect to either (x) adjust the Consideration downward by the amount by which the reasonable estimated losses to the Assets as a result of such Casualty Losses exceeds $1,000,000 or (y) exclude the affected Asset(s) from the transaction contemplated hereby and reduce the Consideration by the Allocated Value of such excluded Assets. In the event this clause (b)(ii) is applicable, Contributor shall retain all sums paid by Third Parties by reason of such Casualty Losses and all rights in and to any insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses.

10.5       Consents to Assign. With respect to each Consent set forth on Schedule 4.6, Contributor shall, within a reasonable period of time after the Execution Date, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby, and on forms and in substance reasonably acceptable to Company. If prior to Closing, either Party discovers any Consents that are not set forth on Schedule 4.6, such Party shall promptly provide written notice to the other Party of such Consents, whereupon Contributor shall promptly thereafter seek consent and comply with such Consents in accordance with this Section 10.5.

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(a)          If Contributor fail to obtain a Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment to the Acquired Entity of the Assets (or portion thereof affected thereby) and the consummation of the transactions contemplated hereby to be void or voidable, (ii) give rise to the right to terminate, or result in the termination of, a Lease or Contract under the express terms thereof or (iii) be reasonably likely to result in any material Liabilities that are liquidated in amount to the Acquired Entity or Company after Closing (a consent satisfying (i), (ii), or (iii), a “Hard Consent”), then subject to Article IX, (A) the Asset (or portion thereof) affected by such Hard Consent shall not be conveyed at the Closing (and shall be withheld from the Assignment contemplated in Section 6.8), (B) (1) in cases in which such Asset is a Contract, the Contract shall be held by Contributor for the benefit of Company until the Hard Consent is satisfied or the Contract has terminated and Company shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Contributor against any Liabilities incurred or suffered by Contributor as a consequence of remaining a party to such Contract until the Hard Consent is satisfied or the Contract has terminated or (2) in cases in which the Asset subject to such Hard Consent is a Lease or Well, all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset shall not be conveyed at the Closing, (C) the Consideration shall be reduced by the Allocated Value of such Asset (or portion thereof) and associated Assets excluded from the Assets conveyed at Closing via the purchase of the Membership Interests as provided in this Section 10.5, and (D) Contributor and Company shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; provided, however, that no Party shall be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 10.5(a)) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then Contributor and Company shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Contributor shall transfer to Company, the Assets (or interests therein) subject to such Consent and any associated Assets that were excluded from the Closing as provided in this Section 10.58, and Company shall pay or provide to Contributor an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

(b)          If Contributor fails to obtain a Consent prior to Closing that is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Contributor to the Acquired Entity as part of the Assets and Company and PubCo shall have no claim against, and, provided Contributor has complied with its obligation to seek such Consent as provided in this Section 10.5, Contributor shall have no Liability to Company or PubCo for, the failure to obtain such Consent.

(c)          Prior to Closing, Contributor and Company shall use their respective commercially reasonable efforts to obtain all Consents; provided, however, that no Party shall be required to incur any Liability, pay any money or provide any other consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Company and PubCo agree to provide Contributor with any information or documentation that may be reasonably requested by Contributor or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

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Article XI
ASSUMPTION; INDEMNIFICATION; SURVIVAL

11.1       Assumed Obligations; Specified Obligations; Retained Obligations.

(a)          Without limiting Company’s rights to indemnity under this Article XI, from and after Closing, Company, pursuant to its acquisition of the Membership Interests, assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to, or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on, or after the Effective Time, including obligations and Liabilities relating in any manner to the use or ownership of the Assets, including obligations and Liabilities to (i) furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering, or transportation Contracts, (ii) pay Working Interests, Burdens, and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Consideration was adjusted pursuant to Section 3.2(b)(iv)), (iii) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (iv) Decommission the Assets, (v) clean up and remediate the Assets in accordance with applicable Contracts and Laws, and (vi) perform all obligations applicable to or imposed on the lessee or owner under the Leases and the Applicable Contracts, or as required by Law (all of said obligations and Liabilities, subject to the following exclusions, being referred to as the “Assumed Obligations”); provided that Company does not assume any Retained Obligations.

(b)          The following obligations and Liabilities related to the Assets are herein referred to as the “Specified Obligations”: (i) Liabilities arising out of or related to personal injury or wrongful death resulting from events arising during Contributor’s or its Affiliates’ ownership of the Assets prior to the Closing Date; (ii) obligations and Liabilities related to any payment, nonpayment or mispayment of Burdens prior to the Effective Time; (iii) Liabilities related to any acts or omissions of gross negligence or willful misconduct of any Contributor Indemnified Party related to or arising out of the Contributor Indemnified Parties’ ownership of the Assets prior to the Closing Date; (iv) any civil or administrative fines or penalties or criminal sanctions imposed or assessed as a result of any pre-Closing Date violation of Law related to or arising out of the ownership of the Assets by Contributor or its Affiliates prior to the Closing Date; and (v) the matters described on Schedule 4.8 and Schedule 4.17 (the matters in this clause (v), the “Scheduled Specified Obligations”).

(c)          The following obligations and Liabilities related to the Assets are herein referred to as the “Retained Obligations”: (i) any and all Contributor Taxes; (ii) Liabilities arising from or relating to the Excluded Assets; (iii) Liabilities arising from or relating to any Contract or arrangement between Contributor, on the one hand, and any Affiliate of Contributor, on the other hand; (iv) Liabilities arising from or relating to any debt obligations of Contributor or its Affiliates or Hedge Contracts; (v) any ERISA Liabilities; and (vi) the Bankruptcy Claims and any Liabilities arising from or related to any failure of Contributor to take any action, or pursue or enforce any right, remedy or cause of action, to cause the discharge of or prevent the enforcement or collection of any Bankruptcy Claims.

11.2       Indemnities of Contributor. Effective as of Closing, subject to the limitations set forth in Section 11.4 and Section 11.8 or otherwise in this Agreement, Contributor shall be responsible for, shall pay on a current basis and hereby agree to defend, indemnify, and hold harmless PubCo, Company and their respective Affiliates, and all of its and their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “PubCo Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any PubCo Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(a)          any breach by Contributor of any of its representations or warranties contained in Article IV and/or Contributor’s Certificate;

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(b)          any breach by Contributor of any of its covenants or agreements under this Agreement;

(c)          the Specified Obligations; and

(d)          the Retained Obligations.

11.3       Indemnities of Company. Effective as of Closing, Company and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, and holds harmless Contributor and its Affiliates, and all of their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Contributor Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Contributor Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from or related to:

(a)          any breach by Company or PubCo of any of its representations or warranties contained in Article V and/or PubCo’s Certificate;

(b)          any breach by PubCo of any of its covenants or agreements under this Agreement;

(c)          any breach by Company of any of its representations or warranties contained in Article V;

(d)          any breach by Company of any of its covenants or agreements under this Agreement; or

(e)          the Assumed Obligations.

11.4       Limitation on Liability.

(a)          Contributor shall not have any Liability for any indemnification under Section 11.2(a) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “De Minimis Threshold”) and (ii) until and unless the aggregate amount of all Liabilities under Section 11.2(a) that exceed the De Minimis Threshold exceeds the Indemnity Deductible, after which point Contributor shall only be liable for such indemnification to the extent such Liabilities that exceed the De Minimis Threshold exceed the Indemnity Deductible; provided that the limitations on Contributor’s Liability in this Section 11.4(a) shall not apply to Contributor’s Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.15, and the corresponding representations and warranties in Contributor’s Certificate.

(b)          Notwithstanding anything to the contrary contained in this Agreement, Contributor shall not be required to indemnify the PubCo Indemnified Parties for aggregate Liabilities under Section 11.2(a) in excess of $27,000,000; provided that the limitations on Contributor’s Liability in this Section 11.4(b) shall not apply to Contributor’s Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.15.

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(c)          Notwithstanding anything to the contrary contained in this Agreement, Contributor’s aggregate Liabilities under this Agreement or otherwise shall not exceed the Consideration; provided that the limitation on Contributor’s Liability in this Section 11.4(c) shall not apply to Contributor’s Liability for any and all Contributor Taxes.

(d)          The obligations set forth in Section 11.2 and Section 11.3 shall not apply to (i) any amount that was taken into account as an adjustment to the Consideration pursuant to the provisions hereof, (ii) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the acquisition and contribution of the Assets, and (iii) any amount that would result in a double recovery.

(e)          Each Party shall use commercially reasonable efforts to mitigate any claim that such Party has or may bring for indemnification in connection with this Agreement or the transactions contemplated hereby.

(f)          For purposes of the indemnification obligations in this Article XI only, in determining the amount of any Liabilities in connection with a breach of a representation or warranty by Contributor, any materiality, material adverse effect, or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

11.5       Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

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11.6       Exclusive Remedy.

(a)          Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.1, this Article XI and Section 13.16 contain the Parties’ exclusive remedies against each other with respect to this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement. Except as specified in Section 6.1, this Article XI and Section 13.16, effective as of Closing, PubCo, on its own behalf and on behalf of the PubCo Indemnified Parties, hereby releases, remises, and forever discharges the Contributor Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities, or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Company or the PubCo Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use, or operation of any of the Assets prior to, on, or after Closing or the condition, quality, status, or nature of any of the Assets prior to, on, or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Contributor or any of its Affiliates. Similarly, except as specified in Section 6.1, this Article XI and Section 13.16, effective as of Closing, Company, on its own behalf and on behalf of the PubCo Indemnified Parties, hereby releases, remises, and forever discharges the Contributor Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities, or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Company or the PubCo Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use, or operation of any of the Assets prior to, on, or after Closing or the condition, quality, status, or nature of any of the Assets prior to, on, or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Contributor or any of its Affiliates.

11.7       Indemnification Procedures. All claims for indemnification under Section 6.1, Section 11.2, and Section 11.3 shall be asserted and resolved as follows:

(a)          In General. For purposes of Section 6.1 and this Article XI, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Contributor Indemnified Party or PubCo Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 6.1 or this Article XI, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Contributor Indemnified Party or PubCo Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by Company or Contributor, as applicable, pursuant to Section 6.1 or this Article XI.

(b)          Claims Procedure. To make a claim for indemnification under Section 6.1, Section 11.2 or Section 11.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.1, Section 11.2 or Section 11.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

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(c)          Third Party Claims.

(i)          In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii)         If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.7(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or(B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii)        If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (1) consent to such settlement or (2) reject, in its reasonable judgment, the proposed settlement or (B) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (B) above.

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(d)          Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability, or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter.

(e)          For the avoidance of doubt, any and all payments required to be made by the Parties pursuant to this Article XI shall be made in United States currency by wire transfer of immediately available funds within three (3) Business Days after the date on which such Party becomes obligated to make such payment pursuant to this Agreement.

11.8       Survival.

(a)          Contributor’s Representations and Warranties.

(i)          Except as set forth in Section 11.8(a)(ii) and Section 11.8(a)(iii), Contributor’s representations and warranties in Article IV, the corresponding representations and warranties in Contributor’s Certificate and the corresponding indemnity obligations of Contributor under Section 11.2(a) with respect to all such representations and warranties, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date.

(ii)         Contributor’s Fundamental Representations, the corresponding representations and warranties in Contributor’s Certificate and the corresponding indemnity obligations of Contributor under Section 11.2(a) with respect to Contributor’s Fundamental Representations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is three (3) years after the Execution Date.

(iii)        Contributor’s representations and warranties in Section 4.15, the corresponding representations and warranties in Contributor’s Certificate and the corresponding indemnity obligations of Contributor under Section 11.2(a) with respect to the representations and warranties in Section 4.15, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(b)          Contributor’s Covenants. Each of the covenants and performance obligations of Contributor set forth in this Agreement that are to be complied with or performed by Contributor at or prior to Closing (other than Section 13.2) and the corresponding indemnity obligations of Contributor under Section 11.2(b) with respect to such covenants and obligations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date. All other covenants and performance obligations of Contributor set forth in this Agreement and the corresponding indemnity obligations of Contributor under Section 11.2(b) with respect to such covenants and obligations shall survive the Closing and remain in full force and effect until fully performed.

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(c)          Contributor’s Specified Obligations, Retained Obligations. The Specified Obligations and the corresponding indemnity obligations of Contributor under Section 11.2(c) with respect to the Specified Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date; provided that (x) the Scheduled Specified Obligations and the corresponding indemnity obligations of Contributor under Section 11.2(c) with respect to the Scheduled Specified Obligations shall survive the Closing until such matters are fully and finally resolved, and (y) the Specified Obligations under clause (iii) of the definition thereof and the corresponding indemnity obligations of Contributor under Section 11.2(c) shall expire and terminate at 5:00 p.m. Central time on the date that is two (2) years after the Closing Date. The Retained Obligations and the corresponding indemnity obligations of Contributor under Section 11.2(d) with respect to the Retained Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(d)          Company’s and PubCo’s Representations, Warranties, Covenants, and Other Indemnities. The representations, warranties, covenants and performance obligations of Company and PubCo in this Agreement and PubCo’s Certificate, and all covenants, assumptions and indemnities set forth in Section 11.3 shall survive the Closing and remain in full force and effect indefinitely.

(e)          Survival After Claim. Notwithstanding Section 11.8(a), Section 11.8(b), and Section 11.8(c), if a Claim Notice has been properly delivered under Section 11.7(b) before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Liabilities arising out of, relating to, or attributable to the breach of such representation, warranty, covenant, indemnity, or performance obligation, such representation, warranty, covenant, indemnity, or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity, or performance obligation have been fully and finally resolved under Section 11.7.

(f)          Knowledge. In no event shall any Party be entitled to indemnification hereunder with respect to a breach by a Party of any of the representations, warranties, or covenants made or agreed to by such a Party hereunder of which such first Party has Knowledge prior to the Execution Date.

11.9       Waiver of Right to Rescission. Contributor, Company, and PubCo acknowledge that, following Closing, the payment of money or equity consideration, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money or equity consideration shall be adequate compensation, following Closing, Company, PubCo, and Contributor waive any right to rescind this Agreement or any of the transactions contemplated hereby.

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11.10     Insurance. The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates) from insurance policies carried by such Indemnified Party that are actually realized.

11.11     Non-Compensatory Damages. NONE OF THE PUBCO INDEMNIFIED PARTIES AND ITS AFFILIATES, NOR CONTRIBUTOR INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM CONTRIBUTOR OR COMPANY, AS APPLICABLE, OR ITS AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, CONTRIBUTOR’S CERTIFICATE, PUBCO’S CERTIFICATE OR THE ASSET ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, PUBCO AND COMPANY, ON BEHALF OF PUBCO AND EACH OF THE PUBCO INDEMNIFIED PARTIES AND CONTRIBUTOR, ON BEHALF OF EACH OF THE CONTRIBUTOR INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, CONTRIBUTOR’S CERTIFICATE, PUBCO’S CERTIFICATE OR THE ASSET ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12     Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, Contributor’s Certificate, Company’s Certificates, or the Asset Assignment or the transactions contemplated hereby or thereby.

11.13     Treatment of Payments. Any payments made to any PubCo Indemnified Party or Contributor Indemnified Parties, as the case may be, pursuant to Article III, this Article XI or Section 13.2 shall be treated as an adjustment to the Consideration for U.S. federal and applicable state income Tax purposes to the extent permitted by applicable Law.

11.14     Guarantee.

(a)          Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Company and PubCo the due and punctual performance of all of Contributor’s obligations under this Agreement (collectively, the “Contributor Obligations”), including all of Contributor’s indemnification obligations under this Agreement. Without limiting the generality of the foregoing, this guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this guarantee, irrespective of whether any action is brought against Contributor or whether Contributor is joined in any such actions. Guarantor reserves the right to assert defenses which Contributor may assert against Company or PubCo under this Agreement with respect to payment or performance of any Contributor Obligation.

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(b)          Notwithstanding anything to the contrary herein, the obligations of Guarantor hereunder shall not be released or discharged or otherwise affected by: (i) any dissolution, insolvency, bankruptcy, reorganization or other similar proceeding affecting Contributor; (ii) any amendment, change, modification or restatement of this Agreement, in whole or in part; or (iii) the existence of any claim, set-off or other rights which Guarantor may have at any time against Contributor, whether in connection herewith or with any unrelated transactions.

(c)          Subject to Section 11.10, Guarantor hereby expressly waives, relinquishes and agrees not to assert or take advantage of (i) any right to require Contributor to proceed against Company, PubCo, or any other party or to pursue any other right or remedy in Contributor’s power before proceeding against Guarantor, or (ii) all rights and remedies accorded to sureties or guarantors except as expressly set forth in this Agreement.

(d)          Guarantor hereby represents and warrants to Company and PubCo that (i) it is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) it has all entity power and authority to execute, deliver and perform its obligations set forth in this Section 11.14; (iii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary entity action, and no other proceedings or actions on the part of it are necessary therefor; (iv) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms; (v) the execution, delivery and performance by it of this Agreement do not and will not (A) violate its Organizational Documents, (B) violate any applicable Law, or (C) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the Loss of any material benefit under, any contract to which Guarantor is a party, other than any such violation, default or right that, individually or in the aggregate, would not reasonably be expected to materially prevent, impede or delay Guarantor from performing its obligations under this Agreement; and (vi) it has the financial capacity to pay and perform the Contributor Obligations, and access to funds necessary for it to fulfill the Contributor Obligations and that such access will continue for so long as the Contributor Obligations shall remain in effect.

Article XII

TERMINATION, DEFAULT, AND REMEDIES

12.1       Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):

(a)          by Contributor or Company if Closing shall not have occurred on or before September 28, 2018 (as may be extended in accordance herewith, the “End Date”);

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(b)          by Contributor or Company if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal, in each case, by the terms of a final, non-appealable order;

(c)          by Company or Contributor in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 or Section 8.1 or Section 8.2, as applicable, if it was continuing as of the Closing Date and (ii) cannot be or has not been cured by the earlier of (A) five (5) Business Days prior to the End Date and (B) thirty (30) days after the giving of written notice to the breaching Party of such breach, the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant, or other agreement contained in this Agreement; or

(d)          by the mutual prior written consent of Contributor and Company;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a) or (b) of this Section 12.1 if such Party (or its Affiliates, as applicable) is in Willful and Material Breach of this Agreement at the time this Agreement would otherwise be terminated by such Party.

12.2       Effect of Termination.

(a)          If this Agreement is terminated pursuant to any provision of Section 12.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability or obligation hereunder; provided that the provisions of Section 10.2, this Section 12.2, Section 12.3, Article I, and Article XIII (other than Section 13.2(b) through Section 13.2(j) and Section 13.16, which shall terminate) and such of the defined terms set forth in Annex I to give context to such Sections shall, in each case, survive such termination; provided further that, except as otherwise provided in Section 12.2(b), no Party shall be relieved or released from any Liabilities arising out of any Willful and Material Breach by such Party that gave rise to the failure of a condition set forth in Article VII or Article VIII, as applicable.

(b)          Notwithstanding anything to the contrary in Section 12.12(a) above, if Contributor has the right to terminate this Agreement pursuant to Section 12.1(c), , then Contributor shall have the right, at its sole discretion and as its sole and exclusive remedy, to terminate this Agreement and receive the sum of $18,500,000, as liquidated damages (and not a penalty), which amount shall be paid no later than two (2) Business Days after any such notice of termination of this Agreement. It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets, and differences of opinion with respect to such matters, and that such liquidated damages are a reasonable estimate by the Parties of damages incurred by Contributor under the circumstances.

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12.3       Return of Documentation and Confidentiality. Upon termination of this Agreement, Company shall return to Contributor all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps, and other information furnished by Contributor to Company or prepared by or on behalf of Company in connection with its due diligence investigation of the Assets, and an officer of Company shall certify same to Contributor in writing.

Article XIII

MISCELLANEOUS

13.1       Annexes, Exhibits, and Schedules. All of the Annexes, Exhibits, and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits, and Schedules prior to and as of the execution of this Agreement.

13.2       Expenses and Taxes.

(a)          Except as otherwise specifically provided, all fees, costs, and expenses incurred by Company, PubCo or Contributor in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs, and expenses.

(b)          (i) Contributor shall be allocated and bear all Asset Taxes attributable to (x) any Tax period ending prior to the Effective Time and (y) the portion of any Straddle Period ending immediately prior to the Effective Time, and (ii) Company shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time.

(c)          For purposes of determining the allocations described in Section 13.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to Liability for the particular Asset Tax and shall end on the day before the next such date.

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(d)          To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2 or Section 3.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or payable by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.2.

(e)          Subject to Company’s indemnification rights under Section 11.2, Company shall be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes in a manner consistent with Contributor’s past practice unless otherwise required by applicable Law.

(f)          Contributor shall be entitled to any and all refunds of Asset Taxes allocated to Contributor pursuant to Section 13.2(b) and Section 13.2(c), and Company shall be entitled to any and all refunds of Asset Taxes allocated to Company pursuant to Section 13.2(b) and Section 13.2(c). If a Party or its Affiliate receives a refund of Asset Taxes (the “Recipient Party”) to which the other Party is entitled pursuant to this Section 13.2(f) (the “Entitled Party”), such Recipient Party shall forward to the Entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such Recipient Party in procuring such refund.

(g)          All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Company shall be borne by Company. To the extent that any sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation or similar Taxes are incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne by Company. The Parties shall cooperate in good faith to minimize, to the extent possible under applicable Laws, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Laws for filing such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Parties least ten (10) days prior to the expected filing date for such Tax Returns.

(h)          The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

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(i)          Company shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Contributor hereunder such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax Law or pursuant to any other applicable Laws provided, however, that Company shall provide at least ten (10) Business Days’ written notice to Contributor if Company intends to withhold any amounts under this Section 13.2(i). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

(j)          Notwithstanding anything to the contrary in this Agreement, Contributor shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on Contributor with respect to any period prior to or including the Closing Date, any of its direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Consideration under Section 3.2.

13.3       Assignment. This Agreement may not be assigned, in whole or in part, by a Party without prior written consent of the other Parties. In the event a non-assigning Party consents to any such assignment, or Company assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

13.4       Preparation of Agreement. Each Party and its counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.5       Confidentiality. Each Party shall keep confidential, and cause its Affiliates and instruct its representatives, consultants and advisors to keep confidential, all terms and provisions of this Agreement, except (a) as required by applicable Laws or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Execution Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.5, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, (d) to any Affiliate or to any representative, consultant or advisor that is under obligation of confidentiality, (e) in the case of Company, to any potential purchaser of (or joint venture partner with respect) to all or any portion of the Assets and any direct and/or indirect (current or potential) investor or lender, and (f) to the extent that such Party must disclose the same in any Proceeding brought or threatened by or against it to enforce or defend its rights under this Agreement; provided that each Party shall consult with the other Party prior to making any such disclosures pursuant to the foregoing clause (a) or clause (f). This Section 13.5 shall not prevent either Party from recording the assignments delivered at the Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets. Additionally, from and after the Closing Date, Contributor shall maintain as confidential, shall not disclose to any Third Party, and shall not use any of the Records, except as required by Law or as provided in, or necessary to comply with its obligations under, the Transaction Documents. This Section 13.5 shall not prohibit either Party from issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement; provided, however, subject to compliance with applicable Law, the Parties shall consult with each other before issuing any such press releases or making any such public statements.

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13.6       Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Contributor:

c/o Harvest Oil & Gas Corp.

1001 Fannin Street, Suite 800

Houston, Texas 77002

Attn: Michael E. Mercer

Email: mmercer@hvstog.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn: Rahul Vashi

          Anthony Speier, P.C.

Email: rahul.vashi@kirkland.com

            anthony.speier@kirkland.com

If to Company:

301 Commerce St., Suite 3300
Fort Worth, TX 76102
Attn: Jerry Neugebauer
Fort Worth, Texas 76102
Email: GNeugebauer@tpg.com

With a copy to:

Vinson & Elkins LLP
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201

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Attention: John Grand
Email: jgrand@velaw.com

and

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Danielle M. Patterson
Email: dpatterson@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.6.

13.7       Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.

13.8       Filings, Notices, and Certain Governmental Approvals. Promptly after Closing, Company shall (a) record all assignments executed in connection with the Asset Assignment in the real property records of the appropriate counties as well as with applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Company, (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Company, and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the assignment of the Assets to Company and the assumption of the Liabilities assumed by Company hereunder, in each case, that shall not have been obtained prior to Closing. Company obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

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13.9       Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, CONTRIBUTOR’S CERTIFICATE OR PUBCO’S CERTIFICATE, AND NEITHER CONTRIBUTOR, COMPANY NOR PUBCO SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.9.

13.10     Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Contributor, PubCo and Company, and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations, or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

13.11     Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties.

13.12     Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Contributor, Company, or PubCo or their respective officers, employees, agents, or representatives and no failure by Contributor, Company or PubCo to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Contributor, Company and PubCo under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

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13.13     Governing Law; Jurisdiction.

(a)          THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b)          the parties agree that the appropriate, exclusive, and convenient forum for any disputes between any of the parties arising out of or relating to this agreement (other than to the extent set forth in sections 3.5), the transaction documents, or the transactions contemplated hereby or thereby shall be in any state or federal court in houston, texas and each of the parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this agreement. the parties further agree that the parties shall not bring suit with respect to any disputes arising out of this agreement (other than to the extent set forth in sections 3.5), the transaction documents, or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. the parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the united states by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)          TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN Section 13.13(b).

(d)          THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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13.14     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.15     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

13.16     Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, including any obligation to consummate the Closing, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond. Notwithstanding the foregoing, nothing in this Section 13.16 shall entitle Contributor to seek specific performance of any obligation or covenant of Company prior to or at the Closing.

13.17     Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

Signature Pages Follow

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IN WITNESS WHEREOF, Contributor, Guarantor, Company and PubCo have executed this Agreement as of the date first written above.

CONTRIBUTOR:

EV PROPERTIES, L.P.
By: EV Properties GP, LLC, its general partner

By:	/s/ Michael E. Mercer
Name:	Michael E. Mercer
Title:	President and Chief Executive Officer

GUARANTOR:

HARVEST OIL & GAS CORP.

By:	/s/ Michael E. Mercer
Name:	Michael E. Mercer
Title:	President and Chief Executive Officer

Signature Page to Contribution and Membership Interest Purchase Agreement

COMPANY:

MAGNOLIA OIL & GAS PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

PUBCO:

MAGNOLIA OIL & GAS CORPORATION

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

Signature Page to Contribution and Membership Interest Purchase Agreement

Annex I

DEFINED TERMS

“AAA” shall have the meaning set forth in Section 3.5.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.5.

“Acquired Entity” shall have the meaning set forth in the recitals.

“Adjusted Consideration” shall have the meaning set forth in Section 3.1(a).

“AFEs” shall have the meaning set forth in Section 4.14.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.6.

“Allocation” shall have the meaning set forth in Section 3.7.

“Applicable Contracts” shall mean all Contracts to which Contributor (or after the Assignment, the Acquired Entity) is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on the Acquired Entity after Closing, including: communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Assignment” shall have the meaning set forth in the recitals.

“Assignment” shall have the meaning set forth in Section 6.8.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

Annex I – Page 1

“Assumed Obligations” shall have the meaning set forth in Section 11.1(a).

“Bankruptcy Cases” shall mean the bankruptcy cases administered under the caption In re EV Energy Partners, L.P., et al., Case No. 18-10814 under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

“Bankruptcy Claims” shall mean all Claims (as defined in 11 U.S.C. § 101(5)) that arose before the Effective Date (as defined in the Plan of Reorganization) of the Plan of Reorganization, whether or not such Claims were satisfied, released, or discharged in the Bankruptcy Cases in accordance with the Confirmation Order or Plan of Reorganization.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Cash Consideration” shall have the meaning set forth in Section 3.1(a).

“Casualty Loss” shall have the meaning set forth in Section 10.4(b).

“Claim Notice” shall have the meaning set forth in Section 11.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the introductory paragraph herein.

“Confirmation Order” shall mean the order entered by the Bankruptcy Court confirming the Debtors’ Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Dated May 11, 2018.

“Consent” shall have the meaning set forth in Section 4.6.

“Consideration” shall have the meaning set forth in Section 3.1(a).

“Contract” shall mean any contract, agreement, or any other legally binding arrangement, but excluding, however, any Lease or Surface Right.

“Contributor” shall have the meaning set forth in the introductory paragraph herein.

“Contributor Indemnified Parties” shall have the meaning set forth in Section 11.3.

“Contributor Obligations” shall having the meaning set forth in Section 11.14.

Annex I – Page 2

“Contributor Taxes” shall mean (a) Asset Taxes allocable to Contributor pursuant to Section 13.2(b) and Section 13.2(c) (without duplication of Asset Taxes addressed in the adjustments to the Consideration made pursuant to Section 3.2 or Section 3.4, as applicable, and taking into account the payments made from one Party to the other pursuant to Section 13.2(d)), (b) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Contributor that is not part of the Assets, (c) any and all Taxes (other than the Taxes described in clauses (a) or (b) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (d) any and all liabilities of Contributor, its direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, in respect of any Taxes (other than Taxes described in clauses (a), (b), or (c) of this definition, and, for the avoidance of doubt, Asset Taxes allocable to Company pursuant to Section 13.2(b) and Section 13.2(c)).

“Contributor’s Auditor” shall have the meaning set forth in Section 6.7.

“Credit Support” shall have the meaning set forth in Section 4.26.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Company that are customarily obtained after the assignment of properties similar to the Assets.

“De Minimis Threshold” shall have the meaning set forth in Section 11.4(a).

“Debtors” shall mean EV Energy Partners, L.P., EV Energy GP, L.P., EV Management, LLC and certain of EV Energy Partners, L.P.’s wholly owned subsidiaries as identified in the Plan of Reorganization.

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease, or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration, and site remediation.

“Defensible Title” shall mean such title of Contributor with respect to the Leases (as to the Target Depths only) and the Wells (limited to any currently producing intervals) as of the Effective Time and the Closing Date (and all times in between) and subject to Permitted Encumbrances:

(a)          with respect to each Lease or Well described on Exhibit A or Exhibit B, as applicable, entitles Contributor to receive throughout the productive life of such Lease (as to the Target Depths) or Well (as to any currently producing intervals) not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, for such Lease or Well, except for (i) decreases in connection with those operations in which Contributor or its successors or assigns may from and after the Closing Date elect to be a non-consenting co-owner in accordance with this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Closing Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Exhibit A or Exhibit B;

Annex I – Page 3

(b)          with respect to each Well described on Exhibit B, obligates Contributor to bear throughout the productive life of such Well (as to any currently producing intervals) not more than the Working Interest set forth on Exhibit B for such Well, except (i) increases resulting from contribution requirements arising after the Closing Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Contributor’s Net Revenue Interest, and (iii) as otherwise set forth on Exhibit B;

(c)          with respect to each Lease described on Exhibit A, entitles Contributor to no less than the number of Net Acres (as to the Target Depths) set forth under the heading “Net Acres” on Exhibit A for such Lease, except for (i) increases resulting from contribution requirements arising after the Closing Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Contributor’s Net Revenue Interest, or (iii) as otherwise shown on Exhibit A; and

(d)          is free and clear of all Encumbrances and other defects.

“Designated Area” shall mean the area depicted on the plat attached hereto as Exhibit H.

“DGCL” shall have the meaning set forth in Section 3.1(c).

“Dispute Notice” shall have the meaning set forth in Section 3.4(a).

“Effective Time” shall mean 7:00 a.m. (Central Time) on July 1, 2018.

“Effectiveness Date” shall have the meaning set forth in Section 6.5.

“email” shall have the meaning set forth in Section 13.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“End Date” shall have the meaning set forth in Section 12.1(a).

“Entitled Party” shall have the meaning set forth in Section 13.2(f).

“Environmental Defect” shall mean (a) a condition, event or circumstance that causes an Asset (or Contributor (or after the Assignment, the Acquired Entity) with respect to an Asset) not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Closing Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where investigation, reporting, monitoring, remedial, or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

Annex I – Page 4

“Environmental Laws” shall mean all Laws in effect as of the Execution Date relating to the prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal, or other management of, including any exposure to, chemicals or Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws.

“ERISA Liabilities” shall mean any Liability attributable to or arising out of (a) Contributor’s or its Affiliates’ employment relationship with the employees of Contributor or their respective Affiliates prior to Closing, (b) Contributor’s or their respective Affiliates’ employee benefit plans applicable to such employees, and (c) Contributor’s or its Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974 applicable to such employees.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Assets” shall mean (a) all of Contributor’s minute books, financial records, and other business records that relate to Contributor’s business generally (including the ownership of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds, income, or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Consideration set forth in Section 3.2, all funds held in suspense; (c) all rights and interests of Contributor (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions, or events or damage to or destruction of property; (d) all claims of Contributor or its Affiliates for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (e) all of Contributor’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other similar intellectual property; (f) all documents and instruments of Contributor in respect of the period that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (g) all data, information, and agreements that cannot be disclosed to Company as a result of confidentiality arrangements under agreements with Third Parties (provided that Contributor has used commercially reasonable efforts to obtain waivers of any such confidentiality arrangements); (h) to the extent that they do not relate to the Assumed Obligations for which Company is providing indemnification hereunder, all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Company; (i) all non-proprietary geophysical and other seismic and related technical data and information relating to the Assets that Contributor may not disclose, assign, or transfer under its existing agreements and licenses without payment of a fee or other penalty (unless Company has agreed in writing to pay such fee or accept such penalty); (j) documents prepared or received by Contributor or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Contributor, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Contributor or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Contributor or any of its representatives, and any prospective purchaser other than Company, and (v) correspondence between Contributor or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (k) Contributor’s Houston office and any personal property located in or on such offices or office leases; (l) any other assets, properties, or items specifically listed on Exhibit F; (m) any Hedge Contracts; (n) any debt instruments; (o) any master services agreements or similar Contracts of Contributor or its Affiliates; (p) any assets described in Section 2.1(d), Section 2.1(e), Section 2.1(g) or Section 2.1(h) that are not assignable; and (q) subject to Section 2.1(l), copies of the Records.

Annex I – Page 5

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Filing Date” shall have the meaning set forth in Section 6.5(a).

“Final Consideration” shall have the meaning set forth in Section 3.4(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

“Financial Statements” shall have the meaning set forth in Section 6.7.

“Fundamental Representations” shall mean the representations and warranties in Section 4.1, Section 4.2, Section 4.7, Section 4.4, Section 4.5(a), Section 4.16, and Section 4.27.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal, or other government; any governmental, regulatory or administrative agency, commission, body, self-regulatory organization, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Guarantor” shall have the meaning set forth in the introductory paragraph herein.

“Hard Consent” shall have the meaning set forth in Section 10.5.

“Hazardous Substances” shall mean any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals, including any petroleum, waste oil, or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

“Hedge Contract” shall mean any Contract to which Contributor or any of its Affiliates is a party with respect to any swap, forward, future, or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial, or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Annex I – Page 6

“Horizontal JOA” shall have the meaning set forth in Section 4.9(a)(vi).

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the Acquired Entity or Contributor therein and the shares of production from the relevant Well to which the Acquired Entity or Contributor is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by the Acquired Entity or Contributor under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility), or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by the Acquired Entity or Contributor pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage, or processing facility.

“Income Taxes” shall mean any income, capital gains, franchise, and similar Taxes.

“Indebtedness” shall mean, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments for the repayment of money borrowed; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnified Party” shall have the meaning set forth in Section 11.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.7(a).

“Indemnity Deductible” shall mean $3,600,000.

“Independent Accounting Firm” means a nationally recognized accounting firm or other recognized expert selected by Company and reasonably acceptable to Contributor.

“Knowledge” shall mean (a) with respect to Contributor, the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule I-1(a) and (b) with respect to Company, the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule I-1(b).

Annex I – Page 7

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including reasonable attorneys’ fees, legal or other expenses incurred in connection therewith.

“Lock-Up Securities” shall have the meaning set forth in Section 6.4.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on ownership, operation or the value of the Assets taken as a whole, and as currently operated as of the Execution Date or a material adverse effect on the ability of Contributor to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms, or other naturally occurring events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, (h) a change in Laws and any interpretations thereof from and after the Execution Date; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; and (k) natural declines in well performance. Notwithstanding anything to the contrary herein, any event or circumstance referred to in the immediately preceding clauses (b), (c), (d), (e), (f), (g), (h), (i) and (j) will be taken into account for purposes of determining whether there has been a Material Adverse Effect to the extent such event or circumstance affects the Assets in a disproportionate manner relative to other assets in the geographic area where the Assets are located.

“Material Contracts” shall have the meaning set forth in Section 4.9.

“Membership Assignment” shall mean the Assignment Agreement attached hereto as Exhibit I.

“Membership Interests” shall have the meaning set forth in the recitals.

“Net Acres” shall mean, as computed separately with respect to each Lease (as to the Target Depths only) (a) the number of gross acres in the lands covered by such Lease multiplied by (b) the mineral interest in Hydrocarbons covered by such Lease in such lands multiplied by (c) Contributor’s Working Interest for such Lease.

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“Net Revenue Interest” shall mean, with respect to a Well (as to any currently producing intervals) or Lease (as to the Target Depths), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease, as applicable, after giving effect to all Burdens; provided that if a Person’s “Net Revenue Interest” in any Well or Lease differs as to any part or depth of such Well or Lease, then a separate calculation shall be made as to each such part or depth.

“NORM” shall mean naturally occurring radioactive material.

“NYSE” shall have the meaning set forth in Section 6.6.

“Opt-Out Notice” shall have the meaning set forth in Section 6.5(d).

“Organizational Documents” shall mean (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” shall mean (a) when used with respect to Company or PubCo, Contributor and (b) when used with respect to Contributor, PubCo and Company.

“Other JOA” shall mean any Applicable Contract that is a joint operating agreement, other than the Horizontal JOAs.

“Other Wells” shall have the meaning set forth in Section 2.1(b).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a)          the terms and conditions of all Leases and Material Contracts and all Burdens if the net cumulative effect of such Leases, Material Contracts and Burdens does not operate to (i) decrease the aggregate Net Revenue Interest to which the Acquired Entity is entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which the Acquired Entity is obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Contributor in any Lease to an amount less than the number of Net Acres set forth on Exhibit A for such Lease, or (iv) impair the operation or use of the Assets;

(b)          Preferential Purchase Rights, including those listed on Schedule 4.11; Consents, including those listed on Schedule 4.6; and Customary Post-Closing Consents;

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(c)          liens for Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, if contested, are identified on Schedule 1.1 or are first contested in good faith after the Execution Date;

(d)          conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights (that have not been triggered);

(e)          all Laws and all rights reserved to or vested in any Governmental Authority, including rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(f)           rights of a common owner of any interest in rights-of-way, permits, easements or other Assets held by Contributor and such common owner as tenants in common or through common ownership;

(g)          easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, that, in each case, do not impair the operation or use of the Assets as the Assets are currently operated and used by the Acquired Entity, Contributor or Contributor’s Affiliates;

(h)          vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

(i)           liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

(j)          any Encumbrance affecting the Assets that is discharged by Contributor (at its cost) at or prior to Closing;

(k)          any Encumbrance resulting from Contributor’s conduct of business in compliance with this Agreement;

(l)          mortgage liens by the lessor under a Lease covering the lessor’s surface and mineral interests in the lands covered thereby in respect of mortgages that (i) post-date the creation of the applicable Lease or (ii) pre-date the creation of the applicable Lease and are not in foreclosure proceedings of which Contributor or the Acquired Entity has received service or, to Contributor’s Knowledge, are not in default or have been subordinated to Contributor’s or the Acquired Entity’s rights under the applicable Lease;

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(m)         zoning and planning ordinances and municipal regulations;

(n)          Imbalances, including those identified on Schedule 4.13;

(o)          all litigation identified in Schedule 4.8; and

(p)          all other Encumbrances, defects and irregularities in title that would customarily be accepted by prudent purchasers of oil and gas properties and that individually or in the aggregate do not operate to (i) decrease the aggregate Net Revenue Interest to which the Acquired Entity is entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which the Acquired Entity is obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Contributor in any Lease to an amount less than the number of Net Acres set forth on Exhibit A for such Lease, or (iv) materially impair the operation or use of the Assets.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

“Plan of Reorganization” shall mean the Debtors’ First Modified Joint Prepackaged Plan of Reorganization (as amended, modified, or supplemented from time to time) as confirmed under Chapter 11 of the United States Bankruptcy Code on May 11, 2018.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.11.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.

“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Expenses” shall have the meaning set forth in Section 2.3.

“PubCo” shall have the meaning set forth in the introductory paragraph herein.

“PubCo Charter” shall mean the Second Amended and Restated Certificate of Incorporation of PubCo, dated as of July 31, 2018, as amended.

“PubCo Class A Common Stock” shall mean Class A common stock of PubCo, par value $0.0001 per share.

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“PubCo Class B Common Stock” shall mean the “Class B Common Stock” as defined in the PubCo Charter.

“PubCo Indemnified Parties” shall have the meaning set forth in Section 11.2.

“PubCo Material Adverse Effect” shall have the meaning set forth in Section 5.3.

“PubCo Preferred Stock” shall have the meaning set forth in Section 5.5(a).

“PubCo SEC Documents” shall have the meaning set forth in Section 5.6(a).

“Recipient Party” shall have the meaning set forth in Section 13.2(f).

“Records” shall have the meaning set forth in Section 2.1(k).

“Registration Period” shall have the meaning set forth in Section 6.5(b)(i).

“Registration Statement” shall have the meaning set forth in Section 6.5(a).

“Retained Obligations” shall have the meaning set forth Section 11.1(c).

“SCADA Equipment” shall mean all SCADA equipment and related fixtures and personal property.

“Scheduled Specified Obligations” shall have the meaning set forth Section 11.1(b).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Filings” shall have the meaning set forth in Section 6.7.

“Securities Act” shall have the meaning set forth in Section 5.6(a).

“Specified Obligations” shall have the meaning set forth Section 11.1(b).

“Stock Consideration” shall have the meaning set forth in Section 3.1(a).

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Subsequent Closing” shall have the meaning set forth in Section 9.5.

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“Surface Rights” shall have the meaning set forth in Section 2.1(e).

“Suspension Event” shall have the meaning set forth in Section 6.5(c).

“SWT Survival Period” shall mean the period of time commencing as of the Closing and ending at 5:00 p.m. Central Time on the third (3rd) anniversary of the Closing Date.

“Target Depths” shall mean have the meaning set forth on Exhibit J.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” shall mean (a) any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, duties, franchise, excise, withholding (including backup withholding), severance, production, and estimated taxes; (b) any interest, fine, penalty, or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a) above; and (c) any liability in respect of any item described in clauses (a) and (b) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Terminable Breach” shall have the meaning set forth in Section 12.1(c).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 11.7(b).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall have the meaning set forth in Section 13.2(g).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Units” shall have the meaning set forth in Section 2.1(c).

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“Voting Debt” shall mean, with respect to any Person, Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the equityholders of such Person may vote.

“Wells” shall have the meaning set forth in Section 2.1(b).

“Willful and Material Breach” shall mean a material breach that is a consequence of an action undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

“Working Interest” shall mean, with respect to a well, lease or unit, the interest in such well, lease or unit that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such well, lease or unit, but without regard to the effect of any Burdens; provided, that if a Person’s “Working Interest” in any well, lease or unit differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

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